Registration No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------

                      AMERICAN MOBILE SATELLITE CORPORATION
             (Exact name of registrant as specified in its charter)


                   Delaware                        93-0976127
             (State or other jurisdiction       (I.R.S. Employee
           of incorporation or organization) Identification Number)

                              10802 Parkridge Blvd.
                           Reston, Virginia 20191-5416
                                 (703) 758-6000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                  Randy Segal
                            Vice President, General
                             Counsel and Secretary
                      American Mobile Satellite Corporation
                10802 Parkridge Blvd. Reston, Virginia 20191-5416
                                 (703)758-6130
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                                                           ---
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as defined below), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                                                                 ---
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                             ---  --------------
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                      ---
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                               ---

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

Title of each class      Amount to be        Proposed              Proposed            Amount of
       of                 registered         maximum               maximum          registration fee
 securities to be                         offering price          aggregate
   registered                                  per                 offering
                                              share(1)              price(1)
-----------------------------------------------------------------------------------------------------
Warrants to
purchase Common
Stock                        335,000           N/A(1)                N/A(1)                N/A(1)
Common Stock,
$0.01 par value per
share (2)                  1,258,759          $12.51(3)       $15,747,075(3)           $4,378
Common Stock,
$0.01 par value per
share (4)                  6,520,532            (5)           $33,825,259(5)           $9,404
=====================     ===========      =============      =================   ==============

(1) In accordance with Rule 457(g) under the Securities Act of 1933, as amended (the "Securities Act"), no separate registration fee is payable in respect of the warrants ("Warrants") to purchase shares of common stock, par value $.01 per share ("Common Stock").
(2) Represents the shares of Common Stock issuable upon the exercise of the Warrants.
(3) Estimated in accordance with Rule 457(g) under the Securities Act solely for the purpose of computing the amount of the registration fee.
(4) Represents shares of Common Stock that may be sold by certain stockholders of the Company.
(5) Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of computing the amount of the registration fee, based on the average of the high and low price of the Common Stock ($5.1875) as reported on the Nasdaq National Market on January 28, 1999.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.



================================================================================


                                EXPLANATORY NOTE
                                ----------------

     This Registration Statement contains two forms of prospectus: (1) one to be used in connection with offers and sales of Warrants to purchase Common Stock and the issuance of shares of Common Stock upon the exercise of such Warrants and (2) the other in connection with offers and sales of shares of Common Stock held by Motorola, a stockholder of the Company. The sections in these prospectuses relating to general statements about the Company, as opposed to statements about the securities covered thereby, are identical.

 The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                              Subject to Completion

                             Dated February __, 1999
                                                                     Prospectus
                            AMERICAN MOBILE SATELLITE
                                   CORPORATION

                                335,000 Warrants
                        1,258,759 Shares of Common Stock

     In a private transaction in March 1998, we issued Warrants to purchase our common stock. Under this prospectus, we are offering the shares of our common stock that holders of Warrants may purchase upon exercising the Warrants. In addition, the holders of these Warrants who are listed inside are offering and selling their Warrants under this prospectus.

     Our common stock is quoted on the Nasdaq National Market and traded under the symbol "SKYC."

     Our principal executive offices are located at 10802 Parkridge Blvd., Reston, Virginia 20191-5416, and our telephone number is (703) 758-6000.

                               ------------------

     See "Risk Factors" beginning on page 5 for a discussion of certain material factors that you should consider in connection with an investment in our common stock.

                               ------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page

Prospectus Summary.............................................................2
         The Company...........................................................2
         The Offering..........................................................3
Risk Factors...................................................................5
Use of Proceeds...............................................................18
Selling Warrantholders........................................................18
Plan of Distribution..........................................................22
Description of the Warrants...................................................23
Description of Capital Stock..................................................28
Legal Matters.................................................................30
Experts.......................................................................30
Where You Can Find More Information...........................................31






     This prospectus contains and incorporates by reference certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition and results of operations, including, without limitation, statements under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual and quarterly reports. These forward looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward looking statements will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the factors discussed in the section of this prospectus entitled "Risk Factors."

                               PROSPECTUS SUMMARY
                               ------------------

     The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, contained or incorporated by reference in this prospectus.

                                   The Company
                                   -----------

     The Company was incorporated on May 3, 1988. At that time, the FCC determined that the public interest would be best served by granting the mobile satellite services license to a consortium of all willing and qualified applicants. The Company was formed by eight of the initial applicants for the license. The FCC authorized us to construct, launch, and operate a mobile satellite services system to provide a full range of mobile voice and data services via satellite to land, air and sea-based customers. On April 7, 1995, we successfully launched our first satellite, MSAT-2, from Cape Canaveral, Florida.

                                Our service area:
                                -----------------

o The continental United States        o Alaska
o Hawaii                               o Puerto Rico
o The U.S. Virgin Islands              o United States coastal waters
o International waters and airspace    o Any foreign territory where the local
                                         government has authorized the provision
                                         of service

     Our wholly-owned subsidiary, AMSC Acquisition Company, Inc. operates our mobile satellite services. On March 31, 1998 we acquired (through AMSC Acquisition) ARDIS Company, then a wholly-owned subsidiary of Motorola, Inc., that owns and operates a two-way wireless data communications network. We purchased ARDIS for approximately $50 million in cash and $50 million in our common stock. Through the acquisition of ARDIS, we became a nationwide provider of wireless communications services, including data, dispatch, and voice services. We primarily serve business customers in the United States.

     On October 16, 1997, our indirect subsidiary, XM Satellite Radio Inc. (formerly American Mobile Radio Corporation), received a license from the FCC to provide satellite-based Digital Audio Radio Service ("DARK") throughout the United States. XM Radio bid $89.9 million at auction on April 2, 1997 for the license. XM Radio has and will continue to be funded by parties other than the Company in exchange for debt and an equity interest in XM Radio. Accordingly, we do not expect that the development of this business will have a material impact on our financial position, results of operations, or cash flows. XM Radio is an indirect subsidiary that we own through our direct subsidiary XM Satellite Radio Holdings Inc. (formerly AMRC Holdings, Inc.).

     As a result of the combination of our satellite-based business with the ARDIS terrestrial-based business, we now offer a broad range of end-to-end wireless solutions utilizing a seamless network consisting of the nation's largest, most fully-deployed terrestrial wireless data network and a satellite in geosynchronous orbit. Our satellite-only data communications system provides data services primarily to long-haul trucking customers. Our multi-mode communications system uses both our terrestrial and satellite networks to provide "least-cost routing" for two-way data communications. We are able to provide cost-effective nationwide coverage for communications outside the terrestrial network coverage area by routing messages over the lower cost terrestrial network before automatically routing messages over the satellite network. Our terrestrial network delivers superior in-building penetration, completion rates and response times compared to other wireless data networks through the use of a single frequency reuse technology.

     In addition to providing data service, we offer two forms of mobile voice communications service: nationwide dispatch service and satellite telephone service. We are the only company to offer a nationwide dispatch service that allows multiple users located anywhere in our service area to share a single connection for point-to-multipoint communication using push-to-talk handsets. We market our nationwide dispatch service primarily to field services users with wide-area fleet communications needs. Our satellite telephone service provides traditional voice, fax and data service through satellite terminals that are similar to cellular phones. We market our satellite telephone service primarily to maritime users, including both commercial and recreational vessels, and other targeted market segments such as government, public safety organizations and the natural resource industries.


                                  The Offering
                                  ------------

Securities Offered..............We are  offering  335,000 Warrants and 1,258,759 shares of our common stock issuable upon the exercise of the Warrants. No fractional shares of common stock will be issued upon exercise of the Warrants. Instead, at the time of exercise, the Company will pay to the holder of the Warrant an amount in cash equal to the current market value of any fractional share.

Expiration of Warrants..........The Warrants will expire on April 1, 2008.

Exercise of Warrants............The  Warrants  became  exercisable  on  June 26,
                                1998. Each Warrant entitles its holder to purchase 3.75749 shares of our common stock at an exercise price of $12.51 per share. If certain events listed in the warrant agreement dated March 31, 1998 occur, we may adjust the number of shares of common stock for which, and the price per share at which, a Warrant is exercisable.

Listing or Quotation
of Common Stock.................Our  common  stock  is  traded   on  the  Nasdaq
                                National Market under the symbol "SKYC."

Registration....................The warrant registration rights agreement, dated as of March 31, 1998, requires us to register the Warrants and the common stock we will issue when Warrants are exercised. Under the terms of the warrant registration rights agreement, we must use our best efforts to keep this registration statement continuously effective as follows:

                                o   Duration of effectiveness: until the earlier
                                    -------------------------
                                    of (1) the time when the transfer of the Warrants and the common stock is no longer restricted or (2) the expiration of the Warrants.

                                o   Suspensions of effectiveness may occur:
                                    --------------------------------------
                                    -  at our option, up to two times during any
                                       consecutive 365-day period;
                                    -  for no  more  than  45  consecutive  days
                                       per suspension  and
                                    -  only  in  connection   with  a   possible
                                       acquisition,   business   combination  or
                                       other  development affecting  the Company
                                       if   (1)   the   Board    of    Directors
                                       reasonably  believes   that   there  is a
                                       valid business purpose  for a  suspension
                                       and    (2)   provides   notice   of   its
                                       determination   to   holders of Warrants.

Use of   Proceeds...............We will not  receive  any proceeds from the sale of the Warrants. To the extent that any Warrants are exercised, we will receive the exercise price for the common stock we issue.

                                  RISK FACTORS
                                  ------------

We Have Substantial and Continuing Operating Losses
---------------------------------------------------

     We have incurred significant operating losses and negative cash flows in each year since we began operations. These losses are due primarily to start-up costs, the costs of developing and building each network and the cost of developing, selling and providing our products and services. For the nine months ended September 30, 1998, we reported operating losses of approximately $65.6 million. For historical periods prior to our acquisition of ARDIS, we reported operating losses of approximately $97.4 million, $120.0 million and $70.5 million in 1997, 1996 and 1995. During these periods ARDIS reported operating losses of approximately $17.4 million, $29.2 million, and $40.6 million in 1997, 1996 and 1995. We expect to have significant operating losses and will record significant net cash outflow in the near term. We cannot guarantee that we will have sufficient resources to complete the expenditures required to operate the business.

     Since inception, we have been engaged in operating our business, recruiting key management and technical personnel and raising capital to fund our operations and the development of our networks. We launched commercial voice service in January 1996. Accordingly, you only can evaluate our prospects in each of our markets based on this short operating history. You must consider the prospects for our success in light of the risks, expenses and difficulties often encountered when establishing a new business in an evolving industry that is subject to rapid technological and price changes, and characterized by an increasing number of market competitors.

     We estimate that we will not have sufficient operating revenues to cover operating expenses for the foreseeable future. Our ability to generate positive operating cash flow will depend upon, among other factors, the successful integration of ARDIS into our operations, the achievement of related business synergies and the successful marketing of our services. We cannot guarantee that the ARDIS integration or our marketing efforts will be successful.

     The leasing of our satellite to a third party has been delayed and may not materialize. Accordingly, we are considering other alternatives for increased usage from third parties. Without increased utilization, future cash flows generated by the satellite and its network components may not be sufficient to cover the carrying value and accordingly, a write down of the value of the assets might be necessary.

     In addition, we will require additional capital for expenditures necessary to further develop our business and expand our networks.

We Are Highly Leveraged
-----------------------

     As of September 30, 1998, our indebtedness totaled approximately $492 million ($484 million net of debt discount). As of September 30, 1998 we had $63 million available under AMSC Acquisition Company, Inc.'s revolving credit facility; however, the ability to borrow under this facility is subject to us meeting certain covenants which we may not meet in the future. AMSC Acquisition also received a commitment from Motorola for up to $10.0 million of vendor financing of certain capital expenditures. On a pro forma basis, after giving effect to the acquisition of ARDIS and the related financing as if these transactions had been consummated on January 1 of the period presented, our earnings would have been insufficient to cover our fixed charges by approximately $176.2 million for fiscal 1997 and $114.1 million for the nine months ended September 30, 1998. At September 30, 1998 our stockholders' equity was approximately $10.6 million. We and our subsidiaries will be permitted to incur additional indebtedness in the future.

     Beginning April 1, 2001, AMSC Acquisition, our wholly-owned subsidiary, will be allowed to pay dividends to us. This will permit us to meet our interest expenses with respect to our $100 million term loan facility. Historically, we have not generated sufficient earnings or cash flow from operations to make such interest payments.

         The degree to which we are leveraged could have important consequences to the success of our business including, but not limited to:

         o increasing our vulnerability to general adverse economic and industry conditions;

         o limiting our ability to obtain additional financing to fund future working capital, capital expenditures, research and development and other general corporate requirements;

         o requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or for other general corporate purposes;

         o limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

         o placing us at a competitive disadvantage vis-a-vis less leveraged competitors.

We May Need Additional Capital
------------------------------

     We expect to continue to make significant outlays for the foreseeable future to fund interest expense, capital expenditures and working capital. We will continue this practice until we begin to generate positive cash flow from operations and for the foreseeable future thereafter. If our cash flows from operations are less than projected, we will require additional debt or equity financing in amounts that could be substantial. The type, timing and terms of financing we may select will depend upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We cannot guarantee that we will be able to find any such sources at any given time on favorable terms.

     Motorola has entered into an agreement with our wholly-owned, indirect subsidiary, ARDIS, to provide up to $10 million of vendor financing, which will be available to finance up to 75% of the purchase price of additional network base stations necessary to meet the build-out requirements under a contract AMSC Acquisition has with the United Parcel Service. Funds borrowed under this loan agreement have an interest rate equal to LIBOR plus 7.0% and the loan is guaranteed by us and each subsidiary of AMSC Acquisition. The terms of the loan require that amounts borrowed be secured by the equipment purchased with the loan. As of October 31, 1998, we had borrowed $591,707 from Motorola under this loan.
                                      - 6 -

     We cannot guarantee that our current projection of cash flow from operations will be accurate. Our projections will depend upon numerous future factors and conditions, many of which are outside of our control. You should note that projections are merely estimates of future events and you should expect actual events to vary from current estimates, possibly materially. In addition, if customer demand exceeds our current expectations and we can accommodate such demand without adversely affecting the quality of our service, we are likely to attempt to accelerate our expansion. If we elect to accelerate our build-out or introduce new products or services, our funding needs will increase, possibly to a significant degree. We cannot guarantee that we will be able to secure any additional financing on commercially reasonable terms or at all. Our cost of expanding our network and operating our business, as well as our revenues, will depend on a variety of factors including:

        o  our ability to meet our expansion schedules;

        o  the number of customers and the services for which they subscribe;

        o  the  nature   and  penetration  of  new  services  that  we  and  our
           competitors may offer;

        o  regulatory changes; and

        o  changes in technology.

As a result, our actual costs and revenues may vary from expected amounts, possibly to a material degree. Such variations are likely to affect our future capital requirements. Accordingly, it is possible that we will be required to raise substantial additional capital in the future or that our current projections will prove to be inaccurate.

Our Market Is Rapidly Changing
------------------------------

         The markets for wireless communications services change rapidly. Our success depends, in part, on our ability to respond and adapt to such changes. We cannot guarantee that we will be able to compete effectively under, or adjust our contemplated plan of development to meet, changing market conditions. We cannot guarantee that we will be able to implement our strategy or that our strategy will be successful in this rapidly evolving market.

         This market is also marked by the continuous introduction of new products and services and increased capacity for services similar to those we provide. Future technological advances in the wireless communications industry may result in the availability of new products or services. Advances may increase the efficiency of existing products or services. If a technology becomes available that is more cost-effective or creates a superior product, we may be unable to access such technology or finance the necessary substantial capital expenditures that may be required. Our technology may be rendered less profitable or less viable by existing, proposed or as yet undeveloped technologies. We cannot guarantee that we will have available the financial and other resources to compete effectively against companies possessing such technologies. We are unable to predict which of the many possible future products and services will meet evolving industry standards and consumer demands. We cannot guarantee that we can adapt to such technological changes or offer such products or services on a timely basis or establish or maintain a competitive position.

We Depend on Market Acceptance
------------------------------

     Our success is subject to a number of business, economic, regulatory and competitive factors, many of which are beyond our control, including the extent to which prospective customers will purchase our services. The vitality of our business is subject to the successful implementation of our growth strategy, which, in turn, depends, among other things, on our expectation that demand for our services will increase significantly in the markets we serve. We have not yet commercially introduced certain of these services and we cannot guarantee that any of them will achieve market acceptance or result in the generation of operating cash flow. Failure to gain market acceptance for current or planned products and services would have a material adverse effect on our business. In addition, we have incurred and will continue to incur significant operating expenses.

     Based upon certain expectations as to the anticipated market acceptance of, and customer demand for, our services, we have made, and will continue to make, significant capital investments. Based on similar expectations, our subsidiaries have entered into operating leases, equipment supply contracts and service arrangements, and are attempting to secure financing. Accordingly, any material miscalculation with respect to our operating strategy or business plan could have a material adverse effect on our business.

We Must Effectively Manage Our Growth
-------------------------------------

     In our continuing efforts to respond to changing market conditions, we may experience periods of rapid expansion. In order to manage growth effectively in the complex environment in which we operate, we will need to maintain and improve our operating and financial systems and expand, train and manage our employee base. We must expand the capacity of our sales, distribution and installation networks in order to achieve continued growth in our existing and future markets. In general, if we fail to manage growth effectively there could be a material adverse effect on our business, financial condition and results of operations.

We May Be Subject to Liability Under the ARDIS/UPS Contract
-----------------------------------------------------------

         Our wholly-owned, indirect subsidiary, ARDIS, entered into a contract with UPS for the use of the ARDIS network. Under this contract, we anticipate providing communication services to UPS for approximately 50,000 terrestrial wireless data units by the end of 2001. However, performance under the UPS Contract is subject to certain significant conditions, including, among others:

         o required capital expenditures to expand capacity of the ARDIS network in certain areas;

         o successful development of the DIAD III wireless data terminal device by Motorola; and

         o successful deployment of the DIAD III devices on the ARDIS network within strict network operational performance levels guaranteed by ARDIS.

     The UPS Contract will require capital spending of approximately $10.5 million over the next three years. In addition, the contract represents a significant implementation effort of a magnitude in excess of that of any existing ARDIS customer. Failure to meet the requirements under the UPS Contract could result in a loss of the contract as well as monetary penalties that could materially adversely affect our business.

     Under the UPS Contract, we also have significant warranties of performance, both during the implementation phase and for ongoing network performance. During the implementation phase, we must meet key checkpoints and milestones culminating in an acceptance test. Failure of the acceptance test could result, after a cure period, in the loss of the contract. In addition, we will have to construct network capacity in several key cities. Failure to complete such construction by the committed dates would subject us to monthly penalties until we achieve compliance.

     On an ongoing basis, the UPS Contract requires that we guarantee network performance levels. If network availability drops below 99%, we will be subject to an initial penalty of 2% of the average monthly use of the service, calculated as the average of the last three months in the affected area. The penalty increases if performance levels further drop.

     As a part of the negotiations leading to the signing of the UPS Contract, Motorola issued a performance guarantee regarding the network's performance. In connection with our acquisition of ARDIS, we agreed to indemnify Motorola in connection with such performance guarantee, and as security for our indemnification obligations we have deposited $10.0 million into an escrow account. This escrow account has the same three-year term (with two possible one-year renewals) as the UPS Contract.

Our Customers Are Highly Concentrated
-------------------------------------

     After accounting for the acquisition of ARDIS, three customers accounted for an aggregate of 32% of our recurring service revenue for the nine months ended September 30, 1998 as follows:


       o  IBM -- 20%;

       o  NCR -- 7%; and

       o  Pitney Bowes -- 5%.

     The loss of one or more of these customers, or any event, occurrence or development which adversely affects our relationship with one or more of these customers could have a material adverse effect on our business.

We Rely on Third Party Vendors
------------------------------

     We rely on independent vendors to develop and manufacture wireless communications devices for our networks, which are significant elements of our business plan. These suppliers do not sell such devices to us on an exclusive basis. We carry a limited inventory of such devices and generally have no guaranteed supply arrangements. From time to time, we have experienced interruptions and/or delays of supply. We cannot guarantee that we will not experience such interruptions in the future. In addition, we have short-term contracts with the majority of our suppliers. We cannot guarantee that our suppliers will continue to provide products to us at attractive prices, or at all, or that we will be able to obtain such products in the future from these or other providers on the scale and within the time frames we require. Some or all of our suppliers could enter into exclusive arrangements with our competitors, or cease selling these components to us at commercially reasonable prices, or at all. If we fail to obtain such products on a timely basis at an affordable cost, or experience any significant delays or interruptions of supply, our business would be materially adversely affected.

     As part of our growth strategy, we rely on our suppliers to reduce the cost of wireless communications devices approved and available for use on our network. Our management believes that reductions in the cost of wireless communications devices will result in increased sales of devices, additional subscribers for our services and a corresponding increase in our service revenues. If we fail to obtain such cost reductions on a timely basis, or experience any significant delays of such reductions, our business would be materially adversely affected.

     We expect the anticipated expansion of our operations and infrastructure to place a significant demand on our suppliers, some of which have limited resources and production capacity. In addition, some of our suppliers, in turn, rely on sole or limited sources of supply for components included in their products. If our suppliers fail to adjust to meet such increasing demand, they may be unable to supply devices in the quantities and the quality and at the times we require, or at all. If we are unable to obtain sufficient quantities of sole or limited source devices or to develop alternative sources, we could experience delays and increased costs in the expansion of our operations and infrastructure or become unable to properly maintain our existing level of operations. Such occurrences could have a material adverse effect on our business, financial condition and results of operations.

The ARDIS Technology Is Subject to Competitive Risks
----------------------------------------------------

     The ARDIS network, and certain of its competitive strengths, such as deep in-building penetration, is based upon a single frequency reuse ("SFR") technology. Motorola holds the patent for SFR technology and ARDIS has a non-exclusive license to use the SFR technology. ARDIS also relies on support agreements with Motorola for support of the operations of certain portions of the ARDIS network. However, Motorola could enter into arrangements with our competitors and it is possible that such agreements could have a material adverse effect on us. Also, in constructing additional network sites ARDIS may encounter interfering facilities operated by other licensees that were not anticipated in the design and licensing of the ARDIS facilities. To the extent that ARDIS encounters such interfering facilities, ARDIS may be required to purchase the interfering facilities or to cease operations where such interference is encountered.

There Are Risks Associated With Satellite Technology
----------------------------------------------------

     We have an agreement with TMI, the Canadian mobile satellite owner and operator of MSAT-1, for backup, restoral and additional capacity usage if our satellite fails or we need additional capacity. In return, we have agreed to provide TMI with similar backup service on our MSAT-2 satellite. Each of the MSAT-1 and MSAT-2 satellites has in the past experienced some technological malfunctions, most recently with respect to MSAT-2 in January 1998. While recent MSAT-2 malfunctions have involved either spare components or ones that did not have a material impact on current operations, it is possible that either or both satellites could experience future malfunctions at any time. If a serious malfunction were to occur at a time when we have no backup capacity, there would be a material adverse effect on our business.

     MSAT-2 has an expected remaining service life of approximately seven years and MSAT-1 has an expected remaining service life of greater than seven years, in each case subject to potential technological failures and other factors. For example, random failure of satellite components could result in damage to or loss of MSAT-2 or MSAT-1. It is also possible that either satellite could be damaged by electromagnetic storms or collisions with other objects, although such occurrences are rare. Although we believe that the actual service lives of both satellites may exceed their expected service lives, we cannot guarantee that the expected service life of either satellite will be achieved or exceeded. Although we have in-orbit insurance for a failure of MSAT-2, it is unlikely that any recovery under such insurance would fully compensate us for losses we would sustain for such a failure. In addition, the in-orbit insurance policy is subject to annual or biannual renewal, and we cannot guarantee that insurance on favorable terms and at commercially reasonable rates will remain available for coverage of MSAT-2.

     If there is a failure of MSAT-2 and MSAT-1 is not available for back-up, we would have several additional options to replace the lost capacity. These options include leasing or purchasing capacity on certain Inmarsat satellites, or launching a new satellite. Any one of these options might not be adequate to maintain all current service offerings, and would require substantial lead-time and significant financing. It is likely that there would be significant service interruptions and it would be necessary to raise significant additional funds, both of which could have a material adverse effect on our business.

Our Remote Disaster Recovery System for the Satellite Network Ground Segment Is Limited

     Presently, our disaster recovery systems focus on internal redundancy and diverse routing within each of the facilities operated by or for us. For example, the ARDIS terrestrial network has access to a remote ground communications backup complex that would enable us to continue to provide ARDIS services in the event of a natural disaster affecting one geographic site. We do not, however, currently have access to a remote backup satellite ground communications facility that would enable us to continue to process mobile satellite communications services for customers in the event of a natural disaster or other occurrence that rendered the system unavailable. Our business is subject to the risk that such a disaster or other occurrence could hinder or prevent us from continuing to provide some services to some or all of our customers.

Our Industry Is Highly Competitive
----------------------------------

     The wireless communications industry is highly competitive and is characterized by frequent technological innovation. The industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than ours and which provide, or plan to provide, a wider range of services than we will provide. Our products and services compete with a number of communications services, including existing satellite services, terrestrial air-to-ground services, and terrestrial land-mobile and fixed services, and may compete with new technologies in the future. In addition, the FCC has recently allocated large amounts of additional spectrum for communications uses or potential uses that could compete with us. Additional allocations of spectrum for such uses may occur in the future.

Our Business Is Subject to Regulatory Risks
-------------------------------------------

     The ownership and operations of our communication systems are subject to significant regulation by the Federal Communications Commission. The FCC acts under authority granted by the Communications Act of 1934, as amended, and related federal laws. A number of our licenses are subject to renewal by the FCC. Our satellite operations are subject to international frequency coordination. Current FCC regulations generally limit the ownership and control of our company by non-U.S. citizens or entities to no more than 25%. We cannot guarantee that the rules and regulations of the FCC will continue to support our operations as we presently conduct them and plan to conduct them in the future. We cannot guarantee that all existing licenses will be renewed and requisite frequencies coordinated.

     There are applications by others now pending before the FCC to use the Inmarsat system and TMI's Canadian-licensed system, both of which operate in the MSS L-band and have satellite footprints covering the United States, to provide service in the United States. We have opposed these filings. In addition to providing additional competition to us, a grant of domestic authority by the FCC to use any of these foreign systems may increase the demand by these systems for spectrum in the international coordination process and could adversely affect our ability to coordinate our spectrum access.

     On July 20, 1998, the International Bureau of the FCC granted an application for Special Temporary Authority to use TMI's space segment to conduct market tests in the U.S. for the next six months using up to 500 mobile terminals. We have asked the full Commission to review this decision and stay the effectiveness of the temporary authorization. There can be no assurance that the FCC will stay the effectiveness of this decision or rescind the International Bureau's grant of Special Temporary Authority.

Our Business Is Subject to the Year 2000 Problem
------------------------------------------------

     We have developed and are implementing a Year 2000 Readiness Program to address Year 2000 issues. Under the Year 2000 Readiness Program, we have prioritized our core systems to undergo an assessment of Year 2000 vulnerability and, if necessary, repair of Year 2000 problems. Our core business systems include both hardware and software systems whose failure could have a material impact on our financial condition and results of operations. Vendors that provide critical products and services to us are also included in this assessment of core business systems. Although the core business systems are the top priority in our Year 2000 Readiness Program, we are assessing all of our software and hardware for Year 2000 readiness.

     Our Year 2000 Readiness Program includes the following phases:

     Awareness Phase:
     ----------------

     o educating employees about the problem and how the Year 2000 Readiness Program will be implemented.

     Inventory Phase:
     ----------------

     o identifying all software programs and hardware systems and business relationships with third parties.

     Assessment Phase:
     -----------------

     o contacting the vendors of commercial off the shelf software and hardware regarding Year 2000 readiness;

     o contacting business partners and service providers regarding their Year 2000 readiness status;

     o analyzing software source code if available to us; and

     o prioritizing non-compliant software and systems based on criticality to the business.

     Renovation Phase:
     -----------------

     o obtaining and installing software upgrades or patches for software that is not Year 2000 ready; and

     o replacing software or hardware that is not Year 2000 ready.

     Validation/Testing Phase:
     -------------------------

     o conducting testing of upgraded/repaired software and hardware systems.

     Implementation/Rollout Phase:
     -----------------------------

     o installing upgraded/repaired software and hardware systems;

     o conducting user training; and

     o updating documentation.


     We completed the Inventory Phase in August 1998 for all systems that we use, including software and hardware. We have also essentially completed the Assessment Phase and overall, we are in the Renovation Phase. Planning has also begun for the Validation/Testing Phase and the Implementation/Rollout Phase.

     We anticipate completing the Implementation/Rollout Phase for all core business systems before the end of 1999. Achieving Year 2000 readiness for our satellite voice network and deploying renovated data terminals to customers before the end of fourth quarter 1999 will be the most difficult tasks of the Implementation/Rollout Phase. While we cannot guarantee that we will be successful in making all core business systems Year 2000 ready by December 31, 1999, we believe we will be able to successfully complete the Year 2000 Readiness Program on time.

     The total cost of our Year 2000 Readiness Program is estimated to have been
$2.4  million  for  1998.   Expenditures for the Year 2000 Readiness  Program in

1999 are estimated to be up to $7.4 million. Some modification costs, including the purchase of software upgrades and consulting services, are expensed as incurred. Other modification costs, such as hardware purchases, are being treated as capital expenditures.

     The cost and date on which we believe we will be Year 2000 ready are based on our best estimates. We cannot guarantee that we will achieve these results and our actual results could differ materially from those anticipated.

     Some of our critical business systems depend on a significant number of software programs and on services provided by third parties that are not within our control. Failure to achieve Year 2000 readiness within our critical business systems could result in possible service outages, miscalculations or disruptions of operations that could have a material impact on our business. While we believe we will be able to achieve Year 2000 readiness in a timely manner, the schedule for the Implementation/Rollout Phase of several core business systems extends to the third or fourth quarter 1999. Therefore, we may not achieve Year 2000 readiness on time or within budget. Contingency planning, as discussed below, is currently underway to minimize the risk of business interruptions caused by Year 2000 problems within the core business systems.

     We already have certain contingency plans in place to minimize service interruptions and these contingency plans can mitigate, although not eliminate, interruptions caused by problems resulting from Year 2000 issues. For example, we have backup power supplies and generators in place for certain portions of our networks in the event of electrical power outages. In addition, for some services we have contracted with more than one service provider. Some of our systems that we already have in place are being incorporated into our Year 2000 contingency plan. If it is commercially reasonable to do so, we will include other redundant or alternative sources of services in our Year 2000 contingency planning efforts.

Five Principal Stockholders Control the Company
-----------------------------------------------

     Our principal stockholders are Hughes Communications Satellite Services, Inc., Motorola, Inc., Baron Capital, Inc., Singapore Telecommunications Ltd. and AT&T Wireless Services, Inc. These stockholders hold in aggregate approximately 75.7% of our common stock on a fully diluted basis. We have entered into material contracts and transactions with our principal stockholders or their affiliates and we may enter into additional contracts in the future. These contracts may include the guarantee of our debt obligations. These stockholders have other interests in the communications industry that may conflict with our interests.

We Are Dependent on Our Key Personnel
-------------------------------------

     We are dependent on the efforts of a group of employees with technical and business knowledge regarding our systems. If we lose the services of one or more of these individuals it could materially and adversely affect our business and our future prospects. We do not maintain key man life insurance on any of our officers or employees. Our future success will also depend on our ability to attract and retain additional management and technical personnel required in connection with the growth and development of our business. If we fail to retain or attract such key personnel there could be a material adverse impact on our business, financial condition and results of operations.

Our Charter and Bylaws Contain Anti-takeover Provisions
-------------------------------------------------------

     Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Law contain provisions that may have the following effects:

     o discouraging, delaying or making more difficult a change in control; and

     o preventing the removal of incumbent directors.

     The existence of these provisions may negatively impact on the price of our common stock and may discourage third-party bids. These provisions may reduce any premiums paid to stockholders for their common stock. Furthermore, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 governs business combinations with interested stockholders, and also could have the effect of delaying or preventing a change in control.

     Our Certificate of Incorporation also allows our Board of Directors to issue up to 200,000 shares of preferred stock and to fix the rights, privileges and preferences of such shares without any further vote or action by the stockholders. If this preferred stock is issued in the future, the rights of the holders may adversely affect the rights of the holders of common stock. While we have no present intention to issue shares of preferred stock, any such issuance could be used to discourage, delay or make more difficult a change in control.

We Have Not Paid Dividends
--------------------------

     We have not declared or paid any dividends on our common stock since our date of inception. We intend to retain any earnings to support the growth and development of our business and we have no present intention of paying dividends in the foreseeable future. In addition, our ability to pay dividends is restricted by agreements we have made with several banks in connection with our loans and credit facility arrangements.

The Prices of Our Common Stock and Warrants Could Be Volatile
-------------------------------------------------------------

     Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. Future announcements concerning our business or the business of our competitors, including results of technological innovations, new commercial products, or government regulations may have a significant impact on the market price of our common stock. Our common stock has been thinly traded since our initial public offering and its price has been highly volatile in recent periods.

We Have Shares Eligible for Future Sales
----------------------------------------

     Future sales of substantial amounts of our common stock, or the perception that such sales may occur, could adversely affect the value of the common stock and could impair our ability to raise additional capital in the future through the sale of equity securities. After giving effect to the issuance of common stock upon the exercise of the Warrants, there will be approximately 33,495,707 million shares of common stock outstanding, approximately 21.1 million shares of which will have been registered under the Securities Act. The majority of outstanding shares are subject to various registration rights agreements, lock-up agreements, and shareholder agreements. In addition, we have reserved approximately 7.5 million shares of common stock for issuance upon the exercise of other outstanding warrants and pursuant to employee benefit and stock incentive plans. See "Description of Capital Stock."

There is Not a Public Market for the Warrants
---------------------------------------------

     There is no public market for the Warrants and we do not intend to apply for listing of the Warrants on any securities exchange or on the Nasdaq National Market. We do expect that the Warrants will be eligible for trading in the PORTAL Market.

     We cannot guarantee that a liquid market for the Warrants will develop. If an active market does not develop, the market price and liquidity of the Warrants may be adversely affected. Historically, the market for Warrants such as those offered hereby has been subject to disruptions that have caused substantial volatility in the prices of similar securities. We cannot guarantee that, if a market for the Warrants were to develop, such a market would not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the Warrants.

                                 USE OF PROCEEDS
                                 ---------------

     We will not receive any proceeds from the sale of the Warrants. To the extent that any holder exercises Warrants, we will receive the exercise price for the common stock we issue upon the exercise, which is currently $12.51 per share. We will use any proceeds we receive for general corporate purposes. However, we cannot guarantee that any Warrants will be exercised.

                             SELLING WARRANTHOLDERS
                             ----------------------

     We originally issued and sold the Warrants in March 1998 as part of an offering of 335,000 units. As part of this offering, we entered into a warrant agreement, dated as of March 31, 1998, with our warrant agent, State Street Bank and Trust Co. Each unit consisted of $1,000 principal amount of 12 1/4 % Senior Notes due 2008 of AMSC Acquisition Company, Inc. and one Warrant. The units were offered to Bear Stearns & Co. Inc., J.P. Morgan & Co., TD Securities (USA) Inc. and BancAmerica Robertson Stephens in a private placement. The units were resold by these initial purchasers in transactions exempt from the registration requirements of the Securities Act of 1933. Within the United States, the initial purchasers sold Warrants to qualified institutional buyers (as defined in Rule 144A under the Securities Act). Outside the United States the initial purchasers sold Warrants to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

     The following table shows, as of January 15, 1999, each Selling Warrantholder, the number of Warrants and shares of common stock that each holder beneficially owned and the number of Warrants each is offering pursuant to this prospectus. However, we cannot provide you with an estimate of the number of Warrants or shares of common stock that the Selling Warrantholders will hold in the future. This information is unavailable because the Selling Warrantholders may sell all, some or none of the Warrants they own and may elect to exercise or hold their Warrants.

     Except as shown in the table, none of the Selling Warrantholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the Selling Warrantholders.

                                                                                                Number of
                                                                                              Warrants Being
                                 Securities Beneficially Owned Prior to Offering (1)             Offered
                                 ---------------------------------------------------             -------


       Name of Selling         Number of              Number
        Warrantholder          Warrants              of Shares            Percent (2)              Number
        -------------          --------              ---------            -----------              ------

American Express Trust           3,500(3)               13,151              *                      3,500
Company

The Bank of New York (4)        34,541                 129,787              0.403                 34,541

Bankers Trust Company           35,200                 132,263              0.410                 35,200

Bear, Stearns Securities        27,865(6)              104,702              0.325                 27,865
Corp. (5)

Boston Safe Deposit and          7,900                  29,684              *                      7,900
Trust Company

Brown Brothers Harriman &        9,875                  37,105              *                      9,875
Co.

Chase Bank of                    4,000                  15,029              *                      4,000
Texas, N.A.(7)

Chase Manhattan Bank(7)         49,755                 186,953              0.580                 49,755

Chase Manhattan                  4,875                  18,317              *                      4,875
Bank/MSTC(7)

Chase Manhattan Bank(7)            365                   1,371              *                        365

Citibank, N.A.(7)                5,540                  20,816              *                      5,540

Custodial Trust Company            500                   1,878              *                        500

Deltec Asset Management            564                   2,119              *                        564
Corporation

The Fifth Third Bank               745                   2,799              *                        745

First Marathon Securities        9,000                  33,187              0.103                  9,000
Limited

First Union National Bank          500                   1,878              *                        500

Goldman, Sachs & Co.               250                     939              *                        250

Ing Baring Furman Selz LLC      12,850                  48,283              0.150                 12,850

                                                                                                Number of
                                                                                              Warrants Being
                                 Securities Beneficially Owned Prior to Offering (1)             Offered
                                 ---------------------------------------------------             -------



       Name of Selling          Number of              Number
        Warrantholder           Warrants              of Shares            Percent (2)              Number
        -------------           --------              ---------            -----------              ------

Investors Bank &                19,450                  73,083              0.227                 19,450
Trust/M.F. Custody
Investors Fiduciary Trust        4,350                  16,345              *                      4,350
Company

Lehman Brothers, Inc.            1,400                   5,260              *                      1,400

Mercantile-Safe Deposit &          250                     939              *                        250
Trust Company
NationsBanc Montgomery           5,600                  21,041              *                      5,600
Securities LLC(7)

The Northern Trust                 440                   1,653              *                        440
Company

PNC Bank, National               2,660                   9,994              *                      2,660
Association

Prudential Securities            2,000                   7,514              *                      2,000
Incorporated

SG Cowen Securities Corp.        1,250                   4,696              *                      1,250

SG Cowen Securities                175                     657              *                        175
Corp./Custody

Spear, Leeds & Kellogg             250                     939              *                        250

SSB - Trust Custody              5,000                  18,787              *                      5,000

State Street Bank and Trust     72,600                 272,793              0.846                 72,600
Company(8)

Star Bank, National              1,000                   3,757              *                      1,000
Association, Cincinnati

U.S. Bank National               8,000(9)               30,059              *                      8,000
Association
Yasuda Bank and Trust            2,500                   9,393              *                      2,500
Company (U.S.A.)


------------
*Less than 0.1%
(1) Reflects beneficial ownership of Warrants and shares of common stock prior to giving effect to the sale by the Selling Warrantholders of the Warrants or the exercise of the Warrants.

(2) Reflects the percentage of the outstanding shares of common stock beneficially owned by the Selling Warrantholders.
(3) Includes 2,000 warrants beneficially owned by IDS Life Managed Fund, Inc. and 1,500 warrants beneficially owned by IDS Life Income Advantage Fund.
(4) This Selling Warrantholder has provided two letters of credit on behalf of Baron Capital, Inc. that were issued in support of Baron Capital's guarantee of our term loan and revolving credit facilities, for an aggregate amount of $25 million.
(5) Bear, Stearns & Co. Inc., an affiliate of this Selling Warrantholder, has provided investment advisory services to us and to AMSC Acquisition, and served as the managing underwriter for the March 1998 offering of 335,000 units, of which the Warrants were a part.
(6) Includes 340 warrants beneficially owned by The Common Fund f/a/o Absolute Return Fund, 1,310 warrants beneficially owned by Safe Harbor Partners, L.P., 2,180 warrants beneficially owned by Safe Harbor Partners II, L.P. and 190 warrants beneficially owned by Worldwide Transactions Ltd.
(7) Either this Selling Warrantholder or an affiliate of this Selling Warrantholder is a participant in the banking syndicate that has provided funds to us through the revolving credit facility and term loan facility.
(8) This Selling Warrantholder has served as a trustee, exchange agent, unit agent and collateral agent for us and for AMSC Acquisition in connection with the March 1998 offering of 335,000 units, of which the Warrants were a part.
(9)      These warrants are beneficially owned by High Yield Portfolio.

                              PLAN OF DISTRIBUTION
                              --------------------

Distribution of Warrants
------------------------

     The Selling Warrantholders may, from time to time, sell the Warrants to purchasers directly. Alternatively, the Selling Warrantholders may, from time to time, offer to sell the Warrants to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Warrantholders or the purchasers of Warrants. The Selling Warrantholders and any underwriters, broker-dealers or agents that participate in the distribution of the Warrants may be deemed to be "underwriters" within the meaning of the Securities Act. Any profit on the sale of Warrants by them, and any discounts, commissions, concessions or other compensation received by any of them, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Holders may offer and sell the Warrants under this prospectus from time to time in one or more transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Warrantholders will determine these prices either alone or by agreement with underwriters and dealers who may receive fees or commissions in connection with sales. The
Selling Warrantholders may use any of the following methods when selling Warrants, which may involve crosses or block transactions:

     o sales on any national securities exchange or quotation service on which the Warrants may be listed or quoted at the time of sale;

     o sales in the over-the-counter market;

     o transactions otherwise than on such exchanges or in the over-the-counter market; or

     o sales through the writing of options.


     If required, a prospectus supplement will be distributed at the time a particular offering of Warrants is made. The supplement will set forth the aggregate amount and type of Warrants offered and the terms of the offering. Terms listed may include the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Warrantholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Distribution of Common Stock
----------------------------

     We are offering our common stock to the Selling Warrantholders in connection with the exercise of the Warrants pursuant to the warrant agreement. We do not intend that the Selling Warrantholders will use this prospectus in connection with resales of this common stock.

We Will List the Common Stock But Not the Warrants on Nasdaq
------------------------------------------------------------

     Our outstanding common stock is listed on the Nasdaq National Market, and we have applied for listing of the shares of common stock to be issued upon exercise of Warrants on the Nasdaq National Market. We do not intend to apply for listing of the Warrants on any securities exchange or authorization for quotation of the Warrants on any quotation system. We cannot guarantee that any liquid trading market will develop for the Warrants.

We Will Register the Warrants and Common Stock
----------------------------------------------

     We have filed the registration statement, of which this prospectus forms a part, with the Commission, as required pursuant to the terms of a warrant registration rights agreement, dated as of March 31, 1998 among the Company and the initial purchasers of the 335,000 units. See "Description of Warrants - We Must Keep This Registration Statement Effective."

     The warrant registration rights agreement provides that we will pay expenses associated with the registration of the Warrants and the common stock issued upon exercise of the Warrants, including, but not limited to, SEC filing fees. However, the Selling Warrantholders will pay all underwriting discounts, selling commissions and transfer taxes, if any. We have agreed with holders of Warrants and common stock acquired upon exercise of Warrants to indemnify each other against certain liabilities, including certain liabilities arising under the Securities Act.

     To comply with the securities laws of certain jurisdictions, if applicable, Selling Warrantholders will offer or sell Warrants in such jurisdictions only through registered or licensed brokers or dealers. In addition, the Selling Warrantholders will offer or sell Warrants (unless they have been registered or qualified for sale) only in such jurisdictions where an exemption from registration or qualification is available.


                           DESCRIPTION OF THE WARRANTS
                           ---------------------------

     The Warrants were issued pursuant to the warrant agreement dated March 31, 1998 in a private transaction that was not subject to the registration requirements of the Securities Act. The following summary of certain provisions of the warrant agreement does not purport to be complete and is qualified in its entirety by reference to the warrant agreement and the Warrants, including the definitions of certain terms in the warrant agreement and the Warrants.

Exercise Price:  $12.51 for 3.75749 shares of common stock

     Each Warrant, when exercised by its holder, will entitle the holder to receive 3.75749 fully paid and non-assessable shares of our common stock at an exercise price of $12.51 per share, subject to adjustment. The exercise price and the number of shares of common stock issuable upon exercise of a Warrant are both subject to adjustment as described later in this section.

Expiration Date: April 1, 2008
------------------------------

     The Warrants became exercisable on June 26, 1998. Unless exercised, the Warrants will expire on April 1, 2008. The Warrants entitle the holders of the Warrants to purchase, in the aggregate, approximately 3.00% of our outstanding common stock on a fully-diluted basis as of the date of issuance of the Warrants, after giving effect to the exercise of all in-the-money outstanding options and rights we have issued. We will give notice of expiration not less than 90 nor more than 120 days prior to the expiration date to the registered holders of the then outstanding Warrants. If we fail to give this notice, the Warrants will not expire until 90 days after we give notice. In no event will holders be entitled to any damages or other remedy for our failure to give notice, other than this extension.

Exercise and Payment Procedures
-------------------------------

     Holders may exercise the Warrants by surrendering the Warrant certificates to us evidencing the Warrants to be exercised along with the accompanying form of election to purchase, properly completed and executed, and the payment of the exercise price. Holders may choose to pay the exercise price in the form of cash, by a certified or official bank check payable to the order of the Company, or by surrender of additional Warrants. Upon surrender of the Warrant certificate and payment of the exercise price, the warrant agent will deliver or cause to be delivered, to or upon the written order of the holder, stock certificates representing the number of whole shares of common stock or other securities or property to which such holder is entitled under the Warrants and the warrant agreement. The warrant agent will also deliver, if applicable, any cash payment to adjust for fractional shares of common stock issuable upon the exercise. If less than all of the Warrants evidenced by a Warrant certificate are exercised, the warrant agent will issue a new Warrant certificate.

Fractional Shares Will Not Be Issued
------------------------------------

     The warrant agent will not issue any fractional shares of common stock upon exercise of the Warrants. When the holder exercises the Warrant, we will pay to the holder an amount in cash equal to the current market value of the fractional share.

Warrant Holders Do Not Have Common Stockholder Rights
-----------------------------------------------------

     The holders of the Warrants will have no right to vote on matters we submit to our stockholders and will have no right to receive dividends. The holders of Warrants will not be entitled to share in our assets in the event of a liquidation, dissolution or winding up. In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised Warrants are executory contracts, subject to rejection by us with approval of the bankruptcy court. The holders of Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.



We Must Keep This Registration Statement Effective
--------------------------------------------------

     The warrant registration rights agreement dated March 31, 1998 requires us to use our best efforts to keep the registration statement, of which this prospectus is a part, continuously effective until the Warrants expire or, if earlier, all of the Warrants and common stock we issue upon exercise of Warrants cease to be "Transfer Restricted Securities." A Warrant or share of common stock ceases to be a "Transfer Restricted Security" when such Warrant or share, as applicable:

     o has been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering it;

     o is distributed to the public pursuant to Rule 144; or

     o may be sold or transferred pursuant to Rule 144(k) (or any similar provisions then in force) under the Securities Act or otherwise.

     During any consecutive 365-day period, we are entitled to suspend the effectiveness of this registration statement on two occasions for a period of not more than 45 consecutive days, except for the 45 consecutive-day period immediately prior to the expiration of the Warrants, if two factors are present. First, there must be a possible acquisition or business combination or other transaction, business development or event involving us that may require disclosure in this registration statement. Second, the Board of Directors must determine, in the exercise of its reasonable judgment, that either such disclosure is not in the best interest of the Company and its stockholders, or it would be impracticable to obtain any financial statements relating to an acquisition or business combination required to be included in this registration statement. However, in no event are we required to disclose the business purpose for any suspension, if we determine in good faith that the business purpose must remain confidential. We cannot guarantee that we will be able to file, cause to be declared effective, or keep a registration statement continuously effective until all of the Warrants have been exercised or have expired.

     Each holder of Warrants that sells such Warrants pursuant to this registration statement generally will be required to be named as a selling securityholder in this prospectus and to deliver a prospectus to the purchaser. Each holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the warrant registration rights agreement that are applicable to such holder (including certain indemnification obligations). In addition, each holder of Warrants and common stock acquired upon exercise of Warrants will be required to deliver information to be used in connection with this registration statement in order to have its Warrants and shares of common stock included.

We May Adjust the Exercise Price
--------------------------------

     The exercise price and number of shares of common stock that can be purchased by exercising Warrants will be subject to adjustment in certain events, including:

     o the payment by the Company of dividends (or other distributions) on common stock payable in common stock;

     o the subdivision, combination or reclassification of common stock;

     o the issuance to all holders of common stock of rights, options or warrants entitling them to subscribe for common stock, or for securities convertible into or exercisable for shares of common stock, in either case at an offering price (or with an initial conversion exchange or exercise price) that is less than the Fair Market Value per share of common stock (as defined below);

     o the distribution to all holders of common stock of any of our assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in the preceding bullet point);

     o the issuance of securities convertible into or exchangeable for common stock for a conversion or exchange price plus consideration received upon issuance less than the then Fair Market Value per share of common stock (excluding securities issued in transactions referred to in the bullet points above); and

     o certain other events that could have the effect of depriving holders of Warrants of the benefit of all or a portion of the purchase rights evidenced by the Warrants.

     No adjustment in the exercise price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the exercise price. However, any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment.

     "Fair Market Value" per security at any date of determination shall be determined in one of two ways:

          Listed  Securities:  If the  security  is  listed on any  exchange  or
          -------------------
     admitted for trading on the Nasdaq Stock Market, the Fair Market Value shall be the average of the last reported sale prices over the 20 trading days ending on the date immediately preceding the date of such determination, or, if no such sale takes place on any such day, the closing bid price, in either case as reported for consolidated transactions on the principal securities exchange (including the Nasdaq National Market) on which such security is listed or admitted for trading. However, if any event that results in an adjustment of the exercise price occurs during the period beginning on the first day of such 20-day period and ending on the date immediately preceding the date of determination, the Fair Market Value as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.

          Unlisted Securities:  If the security is not listed on any exchange or
          --------------------
     admitted for trading on the Nasdaq Stock Market, the Fair Market Value shall be calculated as follows: If the security is sold to a party that is not an affiliate of ours in an arm's-length transaction, the Fair Market Value is the price per security at which such security is sold. If the security is sold to an affiliate of ours, the Fair Market Value is:

          o the last price per security at which such security was sold in a non-affiliate sale within the three-month period preceding such date of determination;

          o a price determined by a majority of the Board of Directors, including a majority of the Disinterested Directors, and approved in a board resolution delivered to the warrant agent; or

          o a price determined by a nationally recognized investment banking, appraisal or valuation firm, which is not an affiliate of ours.

         In addition, the calculation of the Fair Market Value for sales to affiliates must take into account, among other factors deemed relevant by the Board of Directors or such investment banking, appraisal or valuation firm, the trading price and volume of such security on any national securities exchange or automated quotation system on which such security is traded.

     "Disinterested Director" means, for any issuance of securities that requires a determination of the Fair Market Value, each member of the Board of Directors who is not an officer, employee, director or other affiliate of the party to whom we are proposing to issue the securities requiring the determination.

     In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior to the consolidation or merger. In addition, the person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale shall have been made, will assume our obligations under the warrant agreement.

We Have Reserved Sufficient Shares
----------------------------------

     We have authorized and reserved for issuance the number of shares of common stock that will be issuable upon the exercise of all outstanding Warrants. These shares of common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests.

We May Amend the Warrant Agreement
----------------------------------

     From time to time, the Company and the warrant agent, without consent of the holders of the Warrants, may amend or supplement the warrant agreement for certain purposes. We may amend the agreement to cure any defects or inconsistencies. We may also amend the agreement to make changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement that has a material adverse effect on the interests of the holders of the Warrants requires the written consent of the holders of a majority of the then outstanding Warrants. We must obtain the consent of each holder of the Warrants affected if a proposed amendment would increase the exercise price or decrease the number of shares of common stock purchasable upon exercise of Warrants (other than pursuant to adjustments provided for in the warrant agreement as generally described above).



We Will File Reports With the Warrant Agent
-------------------------------------------

     Whether or not required by the rules and regulations of the SEC, so long as any of the Warrants remain outstanding, we will file copies of certain reports with the warrant agent and the warrant agent will mail these reports to the holders at their addresses appearing in the register of Warrants maintained by the warrant agent.



                          DESCRIPTION OF CAPITAL STOCK
                          ----------------------------

     Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.01 per share and 200,000 shares of preferred stock, par value $0.01 per share.

Common Stock

     On January 15, 1999, there were 32,236,948 shares of common stock outstanding, held of record by 274 stockholders.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Cumulative voting applies to the election of directors. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of legally available funds. In the event of a liquidation, dissolution or winding-up of the Company, holders of the common stock are entitled to share ratably in all assets remaining after we pay our liabilities and the liquidation preference of any then-outstanding preferred stock. With two exceptions, there are no preemptive, subscription, redemption or sinking fund provisions applicable to the common stock. The two exceptions are: (1)
provisions of the preferred stock described below and (2) provisions of an existing stockholders agreement as to redemption if alien ownership issues arise. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully-paid and nonassessable.

     Our Certificate of Incorporation requires cumulative voting for the election of directors. Under cumulative voting, each stockholder is entitled to cast as many votes in the election as equals the product of the number of directors to be elected and the aggregate number of shares of common stock held by such stockholder. The stockholder may cumulate such votes for one or more directors as the stockholder determines. Under cumulative voting, assuming 10 directors were to be elected and 32,236,948 shares of common stock were outstanding, a stockholder would have to hold at least 2,930,632 shares of common stock to be certain of electing one director.

Preferred Stock
---------------

     The Board of Directors may issue preferred stock in one or more series and may fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions on the preferred stock, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and may fix the number of shares to be included in any such series. Any preferred stock may rank senior to the common stock for the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any shares of preferred stock may have class or series voting rights. We do not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control of the Company or to make the removal of management more difficult. In certain circumstances, this could have the effect of decreasing the market price of the common stock.

Certain Provisions of the Company's Certificate of Incorporation and Bylaws
---------------------------------------------------------------------------

     Certificate of  Incorporation.  As currently in effect,  our Certificate of
     ------------------------------
Incorporation may not be amended, modified, rendered ineffective or repealed except by the vote of the holders of two-thirds of the issued and outstanding shares of common stock. Except as required by law, other classes or series of stock will not be entitled to vote on any such amendment, modification or other change, unless and to the extent required by any applicable law. Our Certificate of Incorporation currently requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock to approve:

     o our merger or consolidation with or into any other entity;

     o our dissolution or liquidation; or

     o the sale, exchange or lease of all or substantially all of our property and assets.

     The Certificate of Incorporation also requires that at each election of directors by the holders of common stock, all directors must be elected.

     Bylaws.  As  currently  in  effect,  our  Bylaws  require  that there be 10
     -------
directors on the Board of Directors. The Bylaws provide that special meetings of the stockholders generally may be called by the president and shall be called at the request of the holders of at least one-third of the common stock then issued and outstanding. A special meeting solely to elect all directors of the Company shall be called at the written request of a holder or holders of sufficient shares of common stock to then elect at least one director under principles of cumulative voting. The Bylaws also provide that except as provided in the Certificate of Incorporation or the Bylaws, the Bylaws may be altered, amended or repealed or new Bylaws may be adopted only upon the vote of either:

     o three-fourths of the members of the Board of Directors then in office or

     o the holders of two-thirds of the issued and outstanding shares of common stock.



                                  LEGAL MATTERS
                                  -------------

     Certain legal matters with respect to the shares of common stock offered by this prospectus will be passed upon for the Company by Randy Segal, our Vice President, General Counsel and Secretary. Ms. Segal owns 163,881 shares of common stock. Ms. Segal's ownership includes shares she owns through our matching 401(k) Plan and /or Employee Stock Purchase Plan. Her ownership also includes shares issuable upon the exercise of options granted under the Stock Option Plan which options are vested and exercisable, subject to compliance with applicable securities laws.


                                     EXPERTS
                                     -------

     The consolidated financial statements of American Mobile Satellite Corporation as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. The combined financial statements of ARDIS Holding Company as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, incorporated by reference in this registration statement, have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. The consolidated financial statements of XM Satellite Radio Holdings Inc. (a development stage company, previously known as AMRC Holdings, Inc.) as of December 31, 1997 and for the period from December 15, 1992 (date of inception) through December 31, 1997, incorporated by reference in this registration statement, have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION
                       -----------------------------------

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and
Chicago, Illinois. Please call the SEC at 1-800- SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You also may find information about us on our web site at http://www.ammobile.com.

     The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 0-23044) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     a. our annual report on Form 10-K for the year ended December 31, 1997 and on Form 10-K/A for the year ended December 31, 1997, filed April 15, 1998;

     b. our quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     c. our current reports on Form 8-K, dated January 5, 1998, January 22, 1998, March 9, 1998, April 15, 1998, June 5, 1998, October 9, 1998,
        October 29, 1998, January 5, 1999 and January 20, 1999 and on Form 8-K/A dated January 13, 1998; and

     d. the description of our capital stock contained in our registration statement on Form 8-A, dated December 9, 1993 and on Form 8-A/A, dated December 13, 1993.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                   Randy Segal
                             Vice President, General
                              Counsel and Secretary
                      American Mobile Satellite Corporation
                              10802 Parkridge Blvd.
                           Reston, Virginia 20191-5416
                                 (703) 758-6130

     No person has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offering of the Warrants and the common stock issuable upon the exercise of Warrants. If information or representations are given or made you must not rely on it as if we authorized it. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date or that there has been no change in the affairs of the Company since such date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which such offer or solicitation is not permitted, or to anyone whom it is unlawful to make such offer or solicitation.

     The information in this prospectus is not complete and may be changed.
        We may not sell these securities until the registration statement filed with the Securities and Exchange Commission
           is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              Subject to Completion

                             Dated February __, 1999
                                                                      Prospectus
                            AMERICAN MOBILE SATELLITE
                                   CORPORATION


                        6,520,532 Shares of Common Stock

     Under this prospectus, Motorola, Inc. is offering and selling 6,520,532 shares of our common stock. When we acquired Motorola's subsidiary, ARDIS Company, in March 1998, Motorola received these shares as partial payment of the purchase price.

     Our common stock is quoted on the Nasdaq National Market and traded under the symbol "SKYC."

     Our principal executive offices are located at 10802 Parkridge Blvd., Reston, Virginia 20191-5416, and our telephone number is (703) 758-6000.

                               ------------------

     See "Risk Factors" beginning on page 4 for a discussion of certain material factors that you should consider in connection with an investment in our common stock.
                               ------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----

Prospectus Summary.............................................................2
         The Company...........................................................2
         The Offering..........................................................3
Risk Factors...................................................................4
Use of Proceeds...............................................................17
Selling Stockholder...........................................................17
Registration Rights of Selling Stockholder....................................18
Plan of Distribution..........................................................19
Description of Capital Stock..................................................20
Legal Matters.................................................................22
Experts.......................................................................23
Where You Can Find More Information...........................................23






     This prospectus contains and incorporates by reference certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition and results of operations, including, without limitation, statements under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual and quarterly reports. These forward looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward looking statements will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the factors discussed in the section of this prospectus entitled "Risk Factors."

                               PROSPECTUS SUMMARY
                               ------------------

     The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, contained or incorporated by reference in this prospectus.

                                   The Company
                                   -----------

     The Company was incorporated on May 3, 1988. At that time, the FCC determined that the public interest would be best served by granting the mobile satellite services license to a consortium of all willing and qualified applicants. The Company was formed by eight of the initial applicants for the license. The FCC authorized us to construct, launch, and operate a mobile satellite services system to provide a full range of mobile voice and data services via satellite to land, air and sea-based customers. On April 7, 1995, we successfully launched our first satellite, MSAT-2, from Cape Canaveral, Florida.

                                Our service area:
                                -----------------



o The continental United States        o Alaska
o Hawaii                               o Puerto Rico
o The U.S. Virgin Islands              o United States coastal waters
o International waters and airspace    o Any foreign territory where the local
                                         government has authorized the provision
                                         of service

     Our wholly-owned subsidiary, AMSC Acquisition Company, Inc. operates our mobile satellite services. On March 31, 1998 we acquired (through AMSC Acquisition) ARDIS Company, then a wholly-owned subsidiary of Motorola, Inc., that owns and operates a two-way wireless data communications network. We purchased ARDIS for approximately $50 million in cash and $50 million in our common stock. Through the acquisition of ARDIS, we became a nationwide provider of wireless communications services, including data, dispatch, and voice services. We primarily serve business customers in the United States.

     On October 16, 1997, our indirect subsidiary, XM Satellite Radio Inc. (formerly American Mobile Radio Corporation), received a license from the FCC to provide satellite-based Digital Audio Radio Service ("DARS") throughout the United States. XM Radio bid $89.9 million at auction on April 2, 1997 for the license. XM Radio has and will continue to be funded by parties other than the Company in exchange for debt and an equity interest in XM Radio. Accordingly, we do not expect that the development of this business will have a material impact on our financial position, results of operations, or cash flows. XM Radio is an indirect subsidiary that we own through our direct subsidiary XM Satellite Radio Holdings Inc. (formerly AMRC Holdings, Inc.).

     As a result of the combination of our satellite-based business with the ARDIS terrestrial-based business, we now offer a broad range of end-to-end wireless solutions utilizing a seamless network consisting of the nation's largest, most fully-deployed terrestrial wireless data network and a satellite in geosynchronous orbit. Our satellite-only data communications system provides data services primarily to long-haul trucking customers. Our multi-mode communications system uses both our terrestrial and satellite networks to provide "least-cost routing" for two-way data communications. We are able to provide cost-effective nationwide coverage for communications outside the terrestrial network coverage area by routing messages over the lower cost terrestrial network before automatically routing messages over the satellite network. Our terrestrial network delivers superior in-building penetration, completion rates and response times compared to other wireless data networks through the use of a single frequency reuse technology.

     In addition to providing data service, we offer two forms of mobile voice communications service: nationwide dispatch service and satellite telephone service. We are the only company to offer a nationwide dispatch service that allows multiple users located anywhere in our service area to share a single connection for point-to-multipoint communication using push-to-talk handsets. We market our nationwide dispatch service primarily to field services users with wide-area fleet communications needs. Our satellite telephone service provides traditional voice, fax and data service through satellite terminals that are similar to cellular phones. We market our satellite telephone service primarily to maritime users, including both commercial and recreational vessels, and other targeted market segments such as government, public safety organizations and the natural resource industries.


                                  The Offering
                                  ------------

Securities Offered....Motorola is offering 6,520,532 shares of our common stock.

Listing or Quotation
of Common Stock.......Our common  stock is  traded on the Nasdaq National Market under the symbol "SKYC."

Registration..........The  registration  rights  agreement with  Motorola, dated
                      March 31, 1998, requires us to register the shares of common stock Motorola holds. The agreement also requires us to prepare and file with the SEC amendments and supplements to the registration statement and this prospectus that are necessary to keep the registration statement effective for a period of not less than 180 days.

Use of Proceeds.......We will not receive  any proceeds  from   Motorola's  sale
                      of  our common stock.

                                  RISK FACTORS
                                  ------------

We Have Substantial and Continuing Operating Losses
---------------------------------------------------

     We have incurred significant operating losses and negative cash flows in each year since we began operations. These losses are due primarily to start-up costs, the costs of developing and building each network and the cost of developing, selling and providing our products and services. For the nine months ended September 30, 1998, we reported operating losses of approximately $65.6 million. For historical periods prior to our acquisition of ARDIS, we reported operating losses of approximately $97.4 million, $120.0 million and $70.5 million in 1997, 1996 and 1995. During these periods ARDIS reported operating losses of approximately $17.4 million, $29.2 million, and $40.6 million in 1997, 1996 and 1995. We expect to have significant operating losses and will record significant net cash outflow in the near term. We cannot guarantee that we will have sufficient resources to complete the expenditures required to operate the business.

     Since inception, we have been engaged in operating our business, recruiting key management and technical personnel and raising capital to fund our operations and the development of our networks. We launched commercial voice service in January 1996. Accordingly, you only can evaluate our prospects in each of our markets based on this short operating history. You must consider the prospects for our success in light of the risks, expenses and difficulties often encountered when establishing a new business in an evolving industry that is subject to rapid technological and price changes, and characterized by an increasing number of market competitors.

     We estimate that we will not have sufficient operating revenues to cover operating expenses for the foreseeable future. Our ability to generate positive operating cash flow will depend upon, among other factors, the successful integration of ARDIS into our operations, the achievement of related business synergies and the successful marketing of our services. We cannot guarantee that the ARDIS integration or our marketing efforts will be successful.

     The leasing of our satellite to a third party has been delayed and may not materialize. Accordingly, we are considering other alternatives for increased usage from third parties. Without increased utilization, future cash flows generated by the satellite and its network components may not be sufficient to cover the carrying value and accordingly, a write down of the value of the assets might be necessary.

     In addition, we will require additional capital for expenditures necessary to further develop our business and expand our networks.

We Are Highly Leveraged
-----------------------

     As of September 30, 1998, our indebtedness totaled approximately $492 million ($484 million net of debt discount). As of September 30, 1998 we had $63 million available under AMSC Acquisition Company, Inc.'s revolving credit facility; however, the ability to borrow under this facility is subject to us meeting certain covenants which we may not meet in the future. AMSC Acquisition also received a commitment from Motorola for up to $10.0 million of vendor financing of certain capital expenditures. On a pro forma basis, after giving effect to the acquisition of ARDIS and the related financing as if these transactions had been consummated on January 1 of the period presented, our earnings would have been insufficient to cover our fixed charges by approximately $176.2 million for fiscal 1997 and $114.1 million for the nine months ended September 30, 1998. At September 30, 1998 our stockholders' equity was approximately $10.6 million. We and our subsidiaries will be permitted to incur additional indebtedness in the future.

     Beginning April 1, 2001, AMSC Acquisition, our wholly-owned subsidiary, will be allowed to pay dividends to us. This will permit us to meet our interest expenses with respect to our $100 million term loan facility. Historically, we have not generated sufficient earnings or cash flow from operations to make such interest payments.

     The degree to which we are leveraged could have important consequences to the success of our business including, but not limited to:

     o increasing our vulnerability to general adverse economic and industry conditions;

     o limiting our ability to obtain additional financing to fund future working capital, capital expenditures, research and development and other general corporate requirements;

     o requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or for other general corporate purposes;

     o limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

     o placing us at a competitive disadvantage vis-a-vis less leveraged competitors.

We May Need Additional Capital
------------------------------

     We expect to continue to make significant outlays for the foreseeable future to fund interest expense, capital expenditures and working capital. We will continue this practice until we begin to generate positive cash flow from operations and for the foreseeable future thereafter. If our cash flows from operations are less than projected, we will require additional debt or equity financing in amounts that could be substantial. The type, timing and terms of financing we may select will depend upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We cannot guarantee that we will be able to find any such sources at any given time on favorable terms.

     Motorola has entered into an agreement with our wholly-owned, indirect subsidiary, ARDIS, to provide up to $10 million of vendor financing, which will be available to finance up to 75% of the purchase price of additional network base stations necessary to meet the build-out requirements under a contract AMSC Acquisition has with the United Parcel Service. Funds borrowed under this loan agreement have an interest rate equal to LIBOR plus 7.0% and the loan is guaranteed by us and each subsidiary of AMSC Acquisition. The terms of the loan require that amounts borrowed be secured by the equipment purchased with the loan. As of October 31, 1998, we had borrowed $591,707 from Motorola under this loan.

     We cannot guarantee that our current projection of cash flow from operations will be accurate. Our projections will depend upon numerous future factors and conditions, many of which are outside of our control. You should note that projections are merely estimates of future events and you should expect actual events to vary from current estimates, possibly materially. In addition, if customer demand exceeds our current expectations and we can accommodate such demand without adversely affecting the quality of our service, we are likely to attempt to accelerate our expansion. If we elect to accelerate our build-out or introduce new products or services, our funding needs will increase, possibly to a significant degree. We cannot guarantee that we will be able to secure any additional financing on commercially reasonable terms or at all. Our cost of expanding our network and operating our business, as well as our revenues, will depend on a variety of factors including:

     o our ability to meet our expansion schedules;

     o the number of customers and the services for which they subscribe;

     o the nature and penetration of new services that we and our competitors may offer;

     o regulatory changes; and

     o changes in technology.

As a result, our actual costs and revenues may vary from expected amounts, possibly to a material degree. Such variations are likely to affect our future capital requirements. Accordingly, it is possible that we will be required to raise substantial additional capital in the future or that our current projections will prove to be inaccurate.

Our Market Is Rapidly Changing
------------------------------

     The markets for wireless communications services change rapidly. Our success depends, in part, on our ability to respond and adapt to such changes. We cannot guarantee that we will be able to compete effectively under, or adjust our contemplated plan of development to meet, changing market conditions. We cannot guarantee that we will be able to implement our strategy or that our strategy will be successful in this rapidly evolving market.

     This market is also marked by the continuous introduction of new products and services and increased capacity for services similar to those we provide. Future technological advances in the wireless communications industry may result in the availability of new products or services. Advances may increase the efficiency of existing products or services. If a technology becomes available that is more cost-effective or creates a superior product, we may be unable to access such technology or finance the necessary substantial capital expenditures that may be required. Our technology may be rendered less profitable or less viable by existing, proposed or as yet undeveloped technologies. We cannot guarantee that we will have available the financial and other resources to compete effectively against companies possessing such technologies. We are unable to predict which of the many possible future products and services will meet evolving industry standards and consumer demands. We cannot guarantee that we can adapt to such technological changes or offer such products or services on a timely basis or establish or maintain a competitive position.

We Depend on Market Acceptance
------------------------------

     Our success is subject to a number of business, economic, regulatory and competitive factors, many of which are beyond our control, including the extent to which prospective customers will purchase our services. The vitality of our business is subject to the successful implementation of our growth strategy, which, in turn, depends, among other things, on our expectation that demand for our services will increase significantly in the markets we serve. We have not yet commercially introduced certain of these services and we cannot guarantee that any of them will achieve market acceptance or result in the generation of operating cash flow. Failure to gain market acceptance for current or planned products and services would have a material adverse effect on our business. In addition, we have incurred and will continue to incur significant operating expenses.

     Based upon certain expectations as to the anticipated market acceptance of, and customer demand for, our services, we have made, and will continue to make, significant capital investments. Based on similar expectations, our subsidiaries have entered into operating leases, equipment supply contracts and service arrangements, and are attempting to secure financing. Accordingly, any material miscalculation with respect to our operating strategy or business plan could have a material adverse effect on our business.

We Must Effectively Manage Our Growth
-------------------------------------

     In our continuing efforts to respond to changing market conditions, we may experience periods of rapid expansion. In order to manage growth effectively in the complex environment in which we operate, we will need to maintain and improve our operating and financial systems and expand, train and manage our employee base. We must expand the capacity of our sales, distribution and installation networks in order to achieve continued growth in our existing and future markets. In general, if we fail to manage growth effectively there could be a material adverse effect on our business, financial condition and results of operations.

We May Be Subject To Liability Under The ARDIS/UPS Contract
-----------------------------------------------------------

     Our wholly-owned, indirect subsidiary, ARDIS, entered into a contract with UPS for the use of the ARDIS network. Under this contract, we anticipate providing communication services to UPS for approximately 50,000 terrestrial wireless data units by the end of 2001. However, performance under the UPS Contract is subject to certain significant conditions, including, among others:

     o required capital expenditures to expand capacity of the ARDIS network in certain areas;

     o successful development of the DIAD III wireless data terminal device by Motorola; and

     o successful deployment of the DIAD III devices on the ARDIS network within strict network operational performance levels guaranteed by ARDIS.

     The UPS Contract will require capital spending of approximately $10.5 million over the next three years. In addition, the contract represents a significant implementation effort of a magnitude in excess of that of any existing ARDIS customer. Failure to meet the requirements under the UPS Contract could result in a loss of the contract as well as monetary penalties that could materially adversely affect our business.

     Under the UPS Contract, we also have significant warranties of performance, both during the implementation phase and for ongoing network performance. During the implementation phase, we must meet key checkpoints and milestones culminating in an acceptance test. Failure of the acceptance test could result, after a cure period, in the loss of the contract. In addition, we will have to construct network capacity in several key cities. Failure to complete such construction by the committed dates would subject us to monthly penalties until we achieve compliance.

     On an ongoing basis, the UPS Contract requires that we guarantee network performance levels. If network availability drops below 99%, we will be subject to an initial penalty of 2% of the average monthly use of the service, calculated as the average of the last three months in the affected area. The penalty increases if performance levels further drop.

     As a part of the negotiations leading to the signing of the UPS Contract, Motorola issued a performance guarantee regarding the network's performance. In connection with our acquisition of ARDIS, we agreed to indemnify Motorola in connection with such performance guarantee, and as security for our indemnification obligations we have deposited $10.0 million into an escrow account. This escrow account has the same three-year term (with two possible one-year renewals) as the UPS Contract.

Our Customers Are Highly Concentrated
-------------------------------------

     After accounting for the acquisition of ARDIS, three customers accounted for an aggregate of 32% of our recurring service revenue for the nine months ended September 30, 1998 as follows:

     o IBM -- 20%;

     o NCR -- 7%; and

     o Pitney Bowes -- 5%.


     The loss of one or more of these customers, or any event, occurrence or development which adversely affects our relationship with one or more of these customers could have a material adverse effect on our business.

We Rely on Third Party Vendors
------------------------------

     We rely on independent vendors to develop and manufacture wireless communications devices for our networks, which are significant elements of our business plan. These suppliers do not sell such devices to us on an exclusive basis. We carry a limited inventory of such devices and generally have no guaranteed supply arrangements. From time to time, we have experienced interruptions and/or delays of supply. We cannot guarantee that we will not experience such interruptions in the future. In addition, we have short-term contracts with the majority of our suppliers. We cannot guarantee that our suppliers will continue to provide products to us at attractive prices, or at all, or that we will be able to obtain such products in the future from these or other providers on the scale and within the time frames we require. Some or all of our suppliers could enter into exclusive arrangements with our competitors, or cease selling these components to us at commercially reasonable prices, or at all. If we fail to obtain such products on a timely basis at an affordable cost, or experience any significant delays or interruptions of supply, our business would be materially adversely affected.

     As part of our growth strategy, we rely on our suppliers to reduce the cost of wireless communications devices approved and available for use on our network. Our management believes that reductions in the cost of wireless communications devices will result in increased sales of devices, additional subscribers for our services and a corresponding increase in our service revenues. If we fail to obtain such cost reductions on a timely basis, or experience any significant delays of such reductions, our business would be materially adversely affected.

     We expect the anticipated expansion of our operations and infrastructure to place a significant demand on our suppliers, some of which have limited resources and production capacity. In addition, some of our suppliers, in turn, rely on sole or limited sources of supply for components included in their products. If our suppliers fail to adjust to meet such increasing demand, they may be unable to supply devices in the quantities and the quality and at the times we require, or at all. If we are unable to obtain sufficient quantities of sole or limited source devices or to develop alternative sources, we could experience delays and increased costs in the expansion of our operations and infrastructure or become unable to properly maintain our existing level of operations. Such occurrences could have a material adverse effect on our business, financial condition and results of operations.

The ARDIS Technology Is Subject to Competitive Risks
----------------------------------------------------

     The ARDIS network, and certain of its competitive strengths, such as deep in-building penetration, is based upon a single frequency reuse ("SFR") technology. Motorola holds the patent for SFR technology and ARDIS has a non-exclusive license to use the SFR technology. ARDIS also relies on support agreements with Motorola for support of the operations of certain portions of the ARDIS network. However, Motorola could enter into arrangements with our competitors and it is possible that such agreements could have a material adverse effect on us. Also, in constructing additional network sites ARDIS may encounter interfering facilities operated by other licensees that were not anticipated in the design and licensing of the ARDIS facilities. To the extent that ARDIS encounters such interfering facilities, ARDIS may be required to purchase the interfering facilities or to cease operations where such interference is encountered.

There Are Risks Associated With Satellite Technology
----------------------------------------------------

     We have an agreement with TMI, the Canadian mobile satellite owner and operator of MSAT-1, for backup, restoral and additional capacity usage if our satellite fails or we need additional capacity. In return, we have agreed to provide TMI with similar backup service on our MSAT-2 satellite. Each of the MSAT-1 and MSAT-2 satellites has in the past experienced some technological malfunctions, most recently with respect to MSAT-2 in January 1998. While recent MSAT-2 malfunctions have involved either spare components or ones that did not have a material impact on current operations, it is possible that either or both satellites could experience future malfunctions at any time. If a serious malfunction were to occur at a time when we have no backup capacity, there would be a material adverse effect on our business.

     MSAT-2 has an expected remaining service life of approximately seven years and MSAT-1 has an expected remaining service life of greater than seven years, in each case subject to potential technological failures and other factors. For example, random failure of satellite components could result in damage to or loss of MSAT-2 or MSAT-1. It is also possible that either satellite could be damaged by electromagnetic storms or collisions with other objects, although such occurrences are rare. Although we believe that the actual service lives of both satellites may exceed their expected service lives, we cannot guarantee that the expected service life of either satellite will be achieved or exceeded. Although we have in-orbit insurance for a failure of MSAT-2, it is unlikely that any recovery under such insurance would fully compensate us for losses we would sustain for such a failure. In addition, the in-orbit insurance policy is subject to annual or biannual renewal, and we cannot guarantee that insurance on favorable terms and at commercially reasonable rates will remain available for coverage of MSAT-2.

     If there is a failure of MSAT-2 and MSAT-1 is not available for back-up, we would have several additional options to replace the lost capacity. These options include leasing or purchasing capacity on certain Inmarsat satellites, or launching a new satellite. Any one of these options might not be adequate to maintain all current service offerings, and would require substantial lead-time and significant financing. It is likely that there would be significant service interruptions and it would be necessary to raise significant additional funds, both of which could have a material adverse effect on our business.

Our Remote Disaster Recovery System for the Satellite Network Ground Segment Is
-------------------------------------------------------------------------------
Limited

     Presently, our disaster recovery systems focus on internal redundancy and diverse routing within each of the facilities operated by or for us. For example, the ARDIS terrestrial network has access to a remote ground communications backup complex that would enable us to continue to provide ARDIS services in the event of a natural disaster affecting one geographic site. We do not, however, currently have access to a remote backup satellite ground communications facility that would enable us to continue to process mobile satellite communications services for customers in the event of a natural disaster or other occurrence that rendered the system unavailable. Our business is subject to the risk that such a disaster or other occurrence could hinder or prevent us from continuing to provide some services to some or all of our customers.

Our Industry Is Highly Competitive
----------------------------------

     The wireless communications industry is highly competitive and is characterized by frequent technological innovation. The industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than ours and which provide, or plan to provide, a wider range of services than we will provide. Our products and services compete with a number of communications services, including existing satellite services, terrestrial air-to-ground services, and terrestrial land-mobile and fixed services, and may compete with new technologies in the future. In addition, the FCC has recently allocated large amounts of additional spectrum for communications uses or potential uses that could compete with us. Additional allocations of spectrum for such uses may occur in the future.

Our Business Is Subject to Regulatory Risks
-------------------------------------------

     The ownership and operations of our communication systems are subject to significant regulation by the Federal Communications Commission. The FCC acts under authority granted by the Communications Act of 1934, as amended, and related federal laws. A number of our licenses are subject to renewal by the

FCC. Our satellite operations are subject to international frequency coordination. Current FCC regulations generally limit the ownership and control of our company by non-U.S. citizens or entities to no more than 25%. We cannot guarantee that the rules and regulations of the FCC will continue to support our operations as we presently conduct them and plan to conduct them in the future. We cannot guarantee that all existing licenses will be renewed and requisite frequencies coordinated.

     There are applications by others now pending before the FCC to use the Inmarsat system and TMI's Canadian-licensed system, both of which operate in the MSS L-band and have satellite footprints covering the United States, to provide service in the United States. We have opposed these filings. In addition to providing additional competition to us, a grant of domestic authority by the FCC to use any of these foreign systems may increase the demand by these systems for spectrum in the international coordination process and could adversely affect our ability to coordinate our spectrum access.

     On July 20, 1998, the International Bureau of the FCC granted an application for Special Temporary Authority to use TMI's space segment to conduct market tests in the U.S. for the next six months using up to 500 mobile terminals. We have asked the full Commission to review this decision and stay the effectiveness of the temporary authorization. There can be no assurance that the FCC will stay the effectiveness of this decision or rescind the International Bureau's grant of Special Temporary Authority.

Our Business Is Subject to the Year 2000 Problem
------------------------------------------------

     We have developed and are implementing a Year 2000 Readiness Program to address Year 2000 issues. Under the Year 2000 Readiness Program, we have prioritized our core systems to undergo an assessment of Year 2000 vulnerability and, if necessary, repair of Year 2000 problems. Our core business systems include both hardware and software systems whose failure could have a material impact on our financial condition and results of operations. Vendors that provide critical products and services to us are also included in this assessment of core business systems. Although the core business systems are the top priority in our Year 2000 Readiness Program, we are assessing all of our software and hardware for Year 2000 readiness.

     Our Year 2000 Readiness Program includes the following phases:

     Awareness Phase:
     ----------------

     o educating employees about the problem and how the Year 2000 Readiness Program will be implemented.

     Inventory Phase:
     ----------------

     o identifying all software programs and hardware systems and business relationships with third parties.

     Assessment Phase:
     -----------------

     o contacting the vendors of commercial off the shelf software and hardware regarding Year 2000 readiness;

     o contacting business partners and service providers regarding their Year 2000 readiness status;

     o analyzing software source code if available to us; and

     o prioritizing non-compliant software and systems based on criticality to the business.

     Renovation Phase:
     -----------------

     o obtaining and installing software upgrades or patches for software that is not Year 2000 ready; and

     o replacing software or hardware that is not Year 2000 ready.

     Validation/Testing Phase:
     -------------------------

     o conducting testing of upgraded/repaired software and hardware systems.

     Implementation/Rollout Phase:
     -----------------------------

     o installing upgraded/repaired software and hardware systems;

     o conducting user training; and

     o updating documentation.

     We completed the Inventory Phase in August 1998 for all systems that we use, including software and hardware. We have also essentially completed the Assessment Phase and overall, we are in the Renovation Phase. Planning has also begun for the Validation/Testing Phase and the Implementation/Rollout Phase.

     We anticipate completing the Implementation/Rollout Phase for all core business systems before the end of 1999. Achieving Year 2000 readiness for our satellite voice network and deploying renovated data terminals to customers before the end of fourth quarter 1999 will be the most difficult tasks of the Implementation/Rollout Phase. While we cannot guarantee that we will be successful in making all core business systems Year 2000 ready by December 31, 1999, we believe we will be able to successfully complete the Year 2000 Readiness Program on time.

     The total cost of our Year 2000 Readiness Program is estimated to have been $2.4 million for 1998. Expenditures for the Year 2000 Readiness Program in 1999 are estimated to be up to $7.4 million. Some modification costs, including the purchase of software upgrades and consulting services, are expensed as incurred. Other modification costs, such as hardware purchases, are being treated as capital expenditures.

     The cost and date on which we believe we will be Year 2000 ready are based on our best estimates. We cannot guarantee that we will achieve these results and our actual results could differ materially from those anticipated.

     Some of our critical business systems depend on a significant number of software programs and on services provided by third parties that are not within our control. Failure to achieve Year 2000 readiness within our critical business systems could result in possible service outages, miscalculations or disruptions of operations that could have a material impact on our business. While we believe we will be able to achieve Year 2000 readiness in a timely manner, the schedule for the Implementation/Rollout Phase of several core business systems extends to the third or fourth quarter 1999. Therefore, we may not achieve Year 2000 readiness on time or within budget. Contingency planning, as discussed below, is currently underway to minimize the risk of business interruptions caused by Year 2000 problems within the core business systems.

     We already have certain contingency plans in place to minimize service interruptions and these contingency plans can mitigate, although not eliminate, interruptions caused by problems resulting from Year 2000 issues. For example, we have backup power supplies and generators in place for certain portions of our networks in the event of electrical power outages. In addition, for some services we have contracted with more than one service provider. Some of our systems that we already have in place are being incorporated into our Year 2000 contingency plan. If it is commercially reasonable to do so, we will include other redundant or alternative sources of services in our Year 2000 contingency planning efforts.

Five Principal Stockholders Control The Company
-----------------------------------------------

     Our principal stockholders are Hughes Communications Satellite Services, Inc., Motorola, Inc., Baron Capital, Inc., Singapore Telecommunications Ltd. and AT&T Wireless Services, Inc. These stockholders hold in aggregate approximately 75.7% of our common stock on a fully diluted basis. We have entered into material contracts and transactions with our principal stockholders or their affiliates and we may enter into additional contracts in the future. These contracts may include the guarantee of our debt obligations. These stockholders have other interests in the communications industry that may conflict with our interests.

We Are Dependent On Our Key Personnel
-------------------------------------

     We are dependent on the efforts of a group of employees with technical and business knowledge regarding our systems. If we lose the services of one or more of these individuals it could materially and adversely affect our business and our future prospects. We do not maintain key man life insurance on any of our officers or employees. Our future success will also depend on our ability to attract and retain additional management and technical personnel required in connection with the growth and development of our business. If we fail to retain or attract such key personnel there could be a material adverse impact on our business, financial condition and results of operations.

Our Charter and Bylaws Contain Anti-takeover Provisions

     Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Law contain provisions that may have the following effects:

     o discouraging, delaying or making more difficult a change in control; and

     o preventing the removal of incumbent directors.

     The existence of these provisions may negatively impact on the price of our common stock and may discourage third-party bids. These provisions may reduce any premiums paid to stockholders for their common stock. Furthermore, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 governs business combinations with interested stockholders, and also could have the effect of delaying or preventing a change in control.

     Our Certificate of Incorporation also allows our Board of Directors to issue up to 200,000 shares of preferred stock and to fix the rights, privileges and preferences of such shares without any further vote or action by the stockholders. If this preferred stock is issued in the future, the rights of the holders may adversely affect the rights of the holders of common stock. While we have no present intention to issue shares of preferred stock, any such issuance could be used to discourage, delay or make more difficult a change in control.

We Have Not Paid Dividends
--------------------------

     We have not declared or paid any dividends on our common stock since our date of inception. We intend to retain any earnings to support the growth and development of our business and we have no present intention of paying dividends in the foreseeable future. In addition, our ability to pay dividends is restricted by agreements we have made with several banks in connection with our loans and credit facility arrangements.

The Prices of Our Common Stock Could Be Volatile
------------------------------------------------

     Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. Future announcements concerning our business or the business of our competitors, including results of technological innovations, new commercial products, or government regulations may have a significant impact on the market price of our common stock. Our common stock has been thinly traded since our initial public offering and its price has been highly volatile in recent periods.

We Have Shares Eligible for Future Sales
----------------------------------------

     Future sales of substantial amounts of our common stock, or the perception that such sales may occur, could adversely affect the value of the common stock and could impair our ability to raise additional capital in the future through the sale of equity securities. We have issued 335,000 Warrants in a private transaction that we are also registering under the registration statement of which this prospectus forms a part. After giving effect to the issuance of common stock upon the exercise of the Warrants, and including the shares offered by Motorola, there will be approximately 33,495,707 million shares of common stock outstanding, approximately 21.1 million shares of which will have been registered under the Securities Act. The majority of outstanding shares are subject to various registration rights agreements, lock-up agreements, and shareholder agreements. In addition, we have reserved approximately 7.5 million shares of common stock for issuance upon the exercise of other outstanding warrants and pursuant to employee benefit and stock incentive plans. See "Description of Capital Stock."

                                 USE OF PROCEEDS
                                 ---------------

     We will not receive any proceeds from Motorola's sale of our common stock. Motorola will receive all of the proceeds from its sale of our common stock.

                               SELLING STOCKHOLDER
                               -------------------

     Motorola acquired 6,520,532 shares of our common stock as part of the purchase price we paid when we acquired its subsidiary, ARDIS, in March 1998. We also paid Motorola $50 million in cash.

     The following table shows, as of January 15, 1999, the number of shares of common stock that Motorola beneficially owned and the number of shares that Motorola may offer under this prospectus. We cannot provide you with an estimate of the number of shares of common stock that Motorola will hold in the future. This information is unavailable because Motorola may sell all, some or none of its shares of common stock. The table has been prepared based upon information furnished to us by or on behalf of Motorola.


                               Number of Shares(1)               Percent(2)
                               -------------------               ----------

Motorola, Inc.                      6,520,532                       20.2

------------
(1) Reflects beneficial ownership of shares of common stock prior to giving affect to the sale of the shares offered in this prospectus.
(2)  Reflects  the  percentage  of  the  outstanding   shares  of  common  stock
     beneficially owned.

     Motorola does not have, and within the past three years has not had, any position or office with us or any of our predecessors or affiliates. Motorola, however, does have other material relationships with us.

     First, in connection with our acquisition of ARDIS we agreed to give Motorola participation rights with respect to our common stock under the participation rights agreement dated December 31, 1997. If any of Hughes Communications Satellite Services, Inc., Singapore Telecommunications Ltd. or AT&T Wireless Services, Inc. wants to transfer its shares of our common stock other than in a Rule 144 or public stock exchange or Nasdaq Stock Market transaction at a time when Motorola owns 5% or more of our common stock, Motorola would have a right to receive notice of the intended transfer and a right to participate proportionately in the contemplated transfer. Likewise, Motorola agreed to provide these three stockholders with similar notice and participation rights if Motorola decides to transfer its interests in our common stock. Second, the participation rights agreement and the registration rights agreement with Motorola, dated March 31, 1998, gives Motorola "demand" and "piggyback" registration rights as described below. See "Registration Rights Of Selling Stockholder."

     Third, Motorola has entered into an agreement with our wholly-owned subsidiary, ARDIS, to provide up to $10 million of vendor financing, which will be available to finance up to 75% of the purchase price of additional network base stations necessary to meet the build-out requirements under a contract with our subsidiary AMSC Acquisition Company, Inc. has with UPS. Funds borrowed under this loan agreement have an interest rate equal to LIBOR plus 7.0% and the loan is guaranteed by us and each subsidiary of AMSC Acquisition. The terms of the loan require that amounts borrowed be secured by the equipment purchased with the loan. As of October 31, 1998, we had borrowed $591,707 from Motorola under this loan.


                   REGISTRATION RIGHTS OF SELLING STOCKHOLDER
                   ------------------------------------------

     When we issued shares of our common stock to Motorola as part of the purchase price for ARDIS, we agreed to register those shares under the Securities Act of 1933 pursuant to the terms of a participation rights agreement with Motorola dated December 31, 1997 and a registration rights agreement with Motorola dated March 31, 1998. The registration rights agreement provided both "demand" and "piggyback" registration rights.

     At any time after March 31, 1999, the first anniversary of our acquisition of ARDIS, the holders of at least 10% of the shares that were issued to Motorola may "demand" that all or any portion of such shares be registered under the Securities Act, subject to registration priorities and postponement rights of the Company. The registration rights agreement requires that one of these two demand registrations be an underwritten registration.

     The registration rights agreement also provides that any time after March 31, 1998, whenever we propose to register any of our securities under the Securities Act, whether or not for our own account, on a form that may also be used for the registration of the shares issued to Motorola, the holders of such shares may request that we include, or "piggyback," all of their shares in such registration. If piggyback registrations are underwritten registrations, the registration rights agreement sets forth requirements relating to the priority for inclusion of the holders' shares.

     The registration rights agreement also requires us to prepare and file with the SEC amendments and supplements to the registration statement and this prospectus that are necessary to keep the registration statement effective for a period of not less than 180 days.

     The registration statement to which this prospectus relates is being filed pursuant to the requirements of the warrant registration rights agreement between us and the underwriters of our March 31, 1998 offering of 335,000 units. Under that agreement, we are required to register under the Securities Act the warrants issued as part of the units and the underlying shares of common stock issuable pursuant to the warrants. This is not an underwritten registration. Motorola, as the sole holder of the 6,520,532 shares of common stock we issued in connection with our acquisition of ARDIS, has exercised its piggyback registration rights and is offering all of its 6,520,532 shares of our common stock to the public at the same time as the registration of the warrants and the underlying shares is deemed effective under the Securities Act.


                              PLAN OF DISTRIBUTION
                              --------------------

     Motorola may sell its shares of common stock, from time to time, on the Nasdaq National Market (or any other securities exchange or automated quotation system on which our shares are then listed or quoted or in the over-the-counter market), in privately negotiated transactions or a combination of these methods of sale. Motorola may sell the shares at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Motorola may sell its common stock directly or by or through agents, brokers, dealers or underwriters in one or more of the following types of transactions:

     o underwritten public offerings;

     o ordinary brokerage transactions and in transactions in which the broker solicits purchasers;

     o purchases  by  a   broker-dealer   as  principal   and   resale  by  such
       broker-dealer for its own account pursuant to this prospectus;

     o for the purpose of covering short positions; and

     o in "block" sales.

     If Motorola hires brokers or dealers to sell its shares of common stock, Motorola may arrange for other brokers or dealers to participate in the resales. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 may be sold under such provisions rather than pursuant to this prospectus.

     At the time Motorola makes a particular offer, Motorola, if required, will distribute a prospectus supplement that sets forth the number of shares of common stock offered and other terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for the common stock purchased from Motorola, any discounts, commissions or other items constituting compensation from Motorola and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

     Motorola and any brokers, dealers or agents who participate in a sale of the shares of common stock may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profits realized by Motorola and the compensation of any brokers, dealers or agents may be deemed to be underwriting discounts and commissions.

     We have filed the registration statement of which this prospectus forms a part with the SEC as required pursuant to the terms of the registration rights agreement.

     Our outstanding common stock is listed on the Nasdaq National Market, and we have applied for listing of the 6,520,532 shares of common stock held by Motorola on the Nasdaq National Market.

     We will not receive any of the proceeds from Motorola's sale of our common stock. We will bear the costs of registering the shares of our common stock held by Motorola, including all registration and filing fees, fees and expenses for compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants and underwriters (excluding discounts and commissions). Motorola, however, is responsible for the fees and disbursements of its separate legal counsel in connection with the registration.

     Pursuant to the terms of the registration rights agreement, the Company and Motorola have agreed to indemnify each other for certain liabilities, including liabilities under the Securities Act, in connection with the registration of the shares held by Motorola.


                          DESCRIPTION OF CAPITAL STOCK
                          ----------------------------

     Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.01 per share and 200,000 shares of preferred stock, par value $0.01 per share.

Common Stock
------------

     On January 15, 1999, there were 32,236,948 shares of common stock outstanding, held of record by 274 stockholders.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Cumulative voting applies to the election of directors. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of legally available funds. In the event of a liquidation, dissolution or winding-up of the Company, holders of the common stock are entitled to share ratably in all assets remaining after we pay our liabilities and the liquidation preference of any then-outstanding preferred stock. With two exceptions, there are no preemptive, subscription, redemption or sinking fund provisions applicable to the common stock. The two exceptions are: (1)
provisions of the preferred stock described below and (2) provisions of an existing stockholders agreement as to redemption if alien ownership issues arise. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully-paid and nonassessable.

     Our Certificate of Incorporation requires cumulative voting for the election of directors. Under cumulative voting, each stockholder is entitled to cast as many votes in the election as equals the product of the number of directors to be elected and the aggregate number of shares of common stock held by such stockholder. The stockholder may cumulate such votes for one or more directors as the stockholder determines. Under cumulative voting, assuming 10 directors were to be elected and 32,236,948 shares of common stock were outstanding, a stockholder would have to hold at least 2,930,632 shares of common stock to be certain of electing one director.

Preferred Stock
---------------

     The Board of Directors may issue preferred stock in one or more series and may fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions on the preferred stock, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and may fix the number of shares to be included in any such series. Any preferred stock may rank senior to the common stock for the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any shares of preferred stock may have class or series voting rights. We do not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control of the Company or to make the removal of management more difficult. In certain circumstances, this could have the effect of decreasing the market price of the common stock.

Certain Provisions of the Company's Certificate of Incorporation and Bylaws
---------------------------------------------------------------------------

     Certificate of  Incorporation.  As currently in effect,  our Certificate of
     -----------------------------
Incorporation may not be amended, modified, rendered ineffective or repealed except by the vote of the holders of two-thirds of the issued and outstanding shares of common stock. Except as required by law, other classes or series of stock will not be entitled to vote on any such amendment, modification or other change, unless and to the extent required by any applicable law. Our Certificate of Incorporation currently requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock to approve:

     o our merger or consolidation with or into any other entity;

     o our dissolution or liquidation; or

     o the sale, exchange or lease of all or substantially all of our property and assets.

     The Certificate of Incorporation also requires that at each election of directors by the holders of common stock, all directors must be elected.

     Bylaws.  As  currently  in  effect,  our  Bylaws  require  that there be 10
     ------
directors on the Board of Directors. The Bylaws provide that special meetings of the stockholders generally may be called by the president and shall be called at the request of the holders of at least one-third of the common stock then issued and outstanding. A special meeting solely to elect all directors of the Company shall be called at the written request of a holder or holders of sufficient shares of common stock to then elect at least one director under principles of cumulative voting. The Bylaws also provide that except as provided in the Certificate of Incorporation or the Bylaws, the Bylaws may be altered, amended or repealed or new Bylaws may be adopted only upon the vote of either:

     o three-fourths of the members of the Board of Directors then in office; or

     o the holders of two-thirds of the issued and outstanding shares of common stock.

Warrants Issued In Connection with Debt Offering
------------------------------------------------

     We issued 335,000 Warrants pursuant to the warrant agreement dated March 31, 1998 in a private transaction that was not subject to the registration requirements of the Securities Act. Each Warrant, when exercised by its holder, will entitle the holder to receive 3.75749 fully paid and non-assessable shares of our common stock at an exercise price of $12.51 per share. The exercise price and the number of shares of common stock issuable upon exercise of a Warrant are both subject to adjustment.

     The Warrants became exercisable on June 26, 1998. Unless exercised, the Warrants will expire on April 1, 2008. The Warrants entitle the holders of the Warrants to purchase, in the aggregate, approximately 3.00% of our outstanding common stock on a fully-diluted basis as of the date of issuance of the Warrants, after giving effect to the exercise of all in-the-money outstanding options and rights we have issued. We will give notice of expiration not less than 90 nor more than 120 days prior to the expiration date to the registered holders of the then outstanding Warrants. If we fail to give this notice, the Warrants will not expire until 90 days after we give notice. In no event will holders be entitled to any damages or other remedy for our failure to give notice, other than this extension.


                                  LEGAL MATTERS
                                  -------------

     Certain legal matters with respect to the shares of common stock offered by this prospectus will be passed upon for the Company by Randy Segal, our Vice President, General Counsel and Secretary. Ms. Segal owns 163,881 shares of common stock. Ms. Segal's ownership includes shares she owns through our matching 401(k) Plan and /or Employee Stock Purchase Plan. Her ownership also includes shares issuable upon the exercise of options granted under the Stock Option Plan which options are vested and exercisable, subject to compliance with applicable securities laws.


                                     EXPERTS
                                     -------

     The consolidated financial statements of American Mobile Satellite Corporation as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. The combined financial statements of ARDIS Holding Company as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, incorporated by reference in this registration statement, have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. The consolidated financial statements of XM Satellite Radio Holdings Inc. (a development stage company, previously known as AMRC Holdings, Inc.) as of December 31, 1997 and for the period from December 15, 1992 (date of inception) through December 31, 1997, incorporated by reference in this registration statement, have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.


                       WHERE YOU CAN FIND MORE INFORMATION
                       -----------------------------------

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You also may find information about us on our web site at http://www.ammobile.com.

     The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 0-23044) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     a. our annual report on Form 10-K for the year ended December 31, 1997 and on Form 10-K/A for the year ended December 31, 1997, filed April 15, 1998;

     b. our quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     c. our current reports on Form 8-K, dated January 5, 1998, January 22, 1998, March 9, 1998, April 15, 1998, June 5, 1998, October 9, 1998,
          October 29, 1998, January 5, 1999 and January 20, 1999 and on Form 8-K/A dated January 13, 1998; and

     d. the description of our capital stock contained in our registration statement on Form 8-A, dated December 9, 1993 and on Form 8-A/A, dated December 13, 1993.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:


                                   Randy Segal
                             Vice President, General
                              Counsel and Secretary
                      American Mobile Satellite Corporation
                              10802 Parkridge Blvd.
                           Reston, Virginia 20191-5416
                                 (703) 758-6130

     No person has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offering of common stock. If information or representations are given or made you must not rely on it as if we authorized it. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date or that there has been no change in the affairs of the Company since such date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which such offer or solicitation is not permitted, or to anyone whom it is unlawful to make such offer or solicitation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          -------------------------------------------

     The following are the estimated expenses (other than underwriting discounts and commissions) of the issuance and distribution of the securities being registered to be paid by the Company.

     SEC registration fee............................................... $13,781

     Legal fees and  expenses................................................. *

     Blue Sky fees and  expenses.............................................. *

     Accounting fees and  expenses............................................ *

     Transfer agent fees...................................................... *

     Listing fees.........................................................17,500

     Miscellaneous............................................................ *
                                                                      ----------

     Total                                                                    $*

 .........
[* To be filed by amendment.]


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          ------------------------------------------

     The Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company may be required to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

     In addition, the Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the corporation and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws.

     At present, there is no pending litigation or proceeding involving an officer or director of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
          -------------------------------------------

Exhibits
--------

5    Opinion of Randy Segal, General Counsel, Vice President and Secretary.

23.1 Consent of Arthur Andersen LLP, independent public accountants.

23.2 Consent of KPMG LLP, Chicago, Illinois, independent public accountants.

23.3 Consent of KPMG LLP, Washington, D.C., independent public accountants.*

23.4 Consent of Randy Segal, General Counsel, Vice President and Secretary (included in Exhibit 5 to this registration statement).

24 Powers of Attorney of directors and officers of the Company (included in the signature page).
----------
*To be filed by amendment.


ITEM 17.  UNDERTAKINGS.
          -------------

(a)     The undersigned registrant hereby undertakes:

        (1)  To file,  during any period in which offers or sales are being
             made,  a   post-effective   amendment  to  this   Registration
             Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                   Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule
                   424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;
             (iii) To include any material information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs
                   (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
        Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Fairfax, Commonwealth of Virginia, on the 28th day of January, 1999.

                                               AMERICAN MOBILE SATELLITE
                                               CORPORATION

                                               By: /s/Walter V. Purnell, Jr.
                                               Name:  Walter V. Purnell, Jr.
                                               Title: President and Chief
                                                      Executive Officer


                                POWER OF ATTORNEY
                                -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary M. Parsons, Walter V. Purnell, Jr. and Randy S. Segal, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                      Title                            Date
---------                      -----                            ----

/s/ Walter V. Purnell, Jr.     President and Chief              January 28, 1999
-----------------------------  Executive Officer, and Director
Walter V. Purnell, Jr.         (Principal Executive Officer)

/s/ Stephen D. Peck            Vice President and Chief         January 28, 1999
-----------------------------  Financial Officer (Principal
Stephen D. Peck                Financial and Accounting Officer)

/s/ Gary M. Parsons            Chairman of the Board            January 28, 1999
-----------------------------  of Directors
Gary M. Parsons

/s/ Douglas I. Brandon         Director                         January 28, 1999
-----------------------------
Douglas I. Brandon

/s/ Pradeep P. Kaul            Director                         January 28, 1999
-----------------------------
Pradeep P. Kaul

/s/ Billy J. Parrott           Director                         January 28, 1999
-----------------------------
Billy J. Parrott

/s/ Andrew A. Quartner         Director                         January 28, 1999
-----------------------------
Andrew A. Quartner

/s/ Jack A. Shaw               Director                         January 28, 1999
-----------------------------
Jack A. Shaw

/s/ Roderick M. Sherwood, III  Director                         January 28, 1999
-----------------------------
Roderick M. Sherwood, III

/s/ Michael T. Smith           Director                         January 28, 1999
-----------------------------
Michael T. Smith